EXECUTION COPY

__________________________________________________________________
STOCK PURCHASE AGREEMENT
by and between
LIBERTY MUTUAL GROUP INC.,
GREAT AMERICAN HOLDING, INC.,
and, solely for the purpose of Section 4.6,
AMERICAN FINANCIAL GROUP, INC.
Dated as of January 9, 2014
__________________________________________________________________

TABLE OF CONTENTS
ARTICLE Page

i

v

INDEX OF EXHIBITS

Exhibit A        Transition Services Agreement Key Terms
Exhibit B        Transitional Trademark License Agreement

INDEX OF SCHEDULES

Schedule 2.4        Form of Closing Statement

EXECUTION COPY

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 9, 2014, is entered into by and between Liberty Mutual Group Inc., a Massachusetts corporation (“Seller”), Great American Holding, Inc., an Ohio corporation (“Purchaser”), and, solely for the purpose of Section 4.6, American Financial Group, Inc., an Ohio corporation (“AFG”).
RECITALS:
WHEREAS, Seller is the direct parent of Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“LMIC”), and Liberty Corporate Services LLC, a Massachusetts limited liability company (“LCS”);
WHEREAS, LMIC owns all of the issued and outstanding shares of common stock (the “SHSI Shares”) of Summit Holding Southeast, Inc. a Florida corporation (“SHSI”);
WHEREAS, LCS owns 100% of the membership interests (the “SCL Membership Interests” and together with the SHSI Shares, the “Equity Interests”) of Summit Consulting, LLC a Florida limited liability company (“SCL” and together with SHSI, the “Purchased Companies”);
WHEREAS, Purchaser is a wholly-owned Subsidiary of AFG. Through its Subsidiaries, AFG is engaged, among other things, in property and casualty insurance, focusing on specialized commercial products for businesses; and
WHEREAS, subject to the terms, conditions and limitations set forth in this Agreement, Seller desires to sell, and Purchaser desires to purchase, the Equity Interests.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1     Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:
(a)    “Action” means any claim, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, summons (excluding those with respect to claims arising under the workers compensation policies issued by the Transferred Companies), subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
(b)    “Affiliate” means, with respect to any Person, at the time in question, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, unless otherwise specified herein, the Transferred Companies shall be deemed “Affiliates” of Seller (and not Purchaser) prior to the Closing and shall be deemed “Affiliates” of Purchaser (and not Seller) from and after the Closing; it being understood, that for purposes of this definition, Seller shall not be deemed to be an Affiliate of Purchaser.
(c)    “Ancillary Agreements” means collectively:
(i)    The Transition Services Agreement; and
(ii)    The Transitional Trademark License Agreement.
(d)    “Applicable Law” means any U.S. federal, state or local statute, law, constitution, treaty, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing and having the force of law, and any order, writ, injunction, directive, judgment or decree of any court of competent jurisdiction applicable to the parties hereto.
(e)    “Books and Records” means all books and records in the possession of Seller or its respective Affiliates (other than the Transferred Companies) that relate principally to the Business or the Transferred Companies, including statutory filings as required under Applicable Law, administrative records, claim records, sales records, underwriting records, financial records, Tax records, compliance records and other records, in whatever form maintained. Notwithstanding the foregoing, the “Books and Records” exclude certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books and other corporate records relating to corporate organization or capitalization of Seller or its respective Affiliates (other than the Transferred Companies), original Tax, legal and accounting records, and any books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine except for books and records related to pending claims, compliance and regulatory matters, reinsurance and any other matter that is the subject of a pending matter, settlement or Order and as to which the privilege shall, under Applicable Law, transfer to the Purchaser as owner of the Transferred Companies from and after the Closing, which books and records shall be included in the definition of Books and Records. To the extent any Books and Records contain material that does not relate to the Business, such material shall not constitute “Books and Records” for purposes of this Agreement and any such material may be redacted from the Books and Records.
(f)    “Business” means the business conducted by the Transferred Companies, as of any relevant date of determination at or prior to the Closing Date, including but not limited to, underwriting monoline workers’ compensation insurance and providing underwriting, claims administration and managed care services to affiliated and unaffiliated workers’ compensation insurers and governmental entities, in each case in the States set forth in Section 1.1(f) of the Seller Disclosure Letter.
(g)    “Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the City of New York are permitted or obligated by Applicable Law to remain closed or a day on which the New York Stock Exchange is closed for trading.
(h)    “Business Employee” means, on any date, those employees of Seller and its Affiliates whose employment relates primarily to the Business, including all such employees who are on an approved leave.
(i)    “Business Material Adverse Effect” means any change, occurrence, development or effect, individually or together with other similar or related changes, occurrences, developments or effects, that is materially adverse to the business, assets, financial condition, operations or operating results of the Transferred Companies, or the ability of Seller to consummate the transactions contemplated hereby or to carry out its obligations under this Agreement or the Ancillary Agreements; provided that the following shall be excluded from the definition of “Business Material Adverse Effect” and from any determination as to whether a Business Material Adverse Effect has occurred or may occur: (i) any adverse effect that is caused by or that arises out of conditions affecting the economy or financial or capital markets in general; (ii) any adverse effect that is caused by or that arises out of conditions affecting the property and casualty insurance industry or the insurance industry generally; (iii) any adverse effect that is caused by or attributable to any changes in Applicable Law, GAAP, SAP or other accounting or actuarial principles or practices to the extent applicable to the Business; (iv) any adverse effect resulting from the announcement or the pendency of the transactions contemplated by this Agreement (including, but not limited to, changes in relations with producers, vendors, reinsurers, customers, policyholders or employees and declines in sales volumes or net operating income) or the identity of the Purchaser; (v) acts of war, sabotage or terrorism, or any escalation or worsening of such acts, any earthquakes, hurricanes, tornados, and other storms, floods or other natural disasters, or any other force majeure event; (vi) any action taken or failed to be taken by Seller or any of its respective Affiliates, agents or representatives at the written instruction of or with the written consent of Purchaser, or not taken because Purchaser has unreasonably withheld or delayed its consent, or that is contemplated by this Agreement; (vii) any adverse effect resulting from or arising out of the actual or potential failure of any counterparty of the Transferred Companies or the Business (other than Seller and its Affiliates) to perform its obligations under any contract with respect to the Business; provided the Transferred Companies are in full compliance with such contracts; (viii) any matter, to the extent taken into account in determining the Purchase Price pursuant to Section 2.4; except that in the case of clauses (i), (ii), (iii), and (v) above, to the extent such effect or change is disproportionately adverse with respect to the Business as compared to other businesses engaged in the industry in which the Business operates.
(j)    “Code” means the United States Internal Revenue Code of 1986, as amended, and the United States Treasury regulations promulgated thereunder.
(k)    “Company Benefit Plans” means each material employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any fringe benefit, bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former Business Employee or director of the Transferred Companies or any spouse or dependent of such individual that is maintained or contributed to by any of the Transferred Companies or any of their Affiliates, or with respect to which any of them could incur aggregate liability in excess of $100,000 under Applicable Law, including the Code or ERISA or any similar non-U.S. law.
(l)    “Competition Laws” means all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

(m)    “Confidential Information Memorandum” means the materials titled “Project Sherpa” and “Materials Regarding: Project Sherpa Company Overview” provided to Purchaser in connection with the transactions contemplated by this Agreement.
(n)    “Confidentiality Agreement” means the confidentiality agreement dated July 29, 2013, by and between Seller and AFG.
(o)    “Consolidated Income Tax Liabilities” means any and all Income Taxes of any member of the Seller Group.
(p)    “Consolidated or Combined Return” means any Tax Return that is filed or required to be filed and that includes one or more Transferred Companies, on the one hand, and one or more members of the Seller Group, on the other hand.
(q)    “Contract Date” means the date of execution of this Agreement.
(r)    “Contracts with Key Non-Affiliated Entities” means the Managing General Agency agreements, managed care agreements and any other agreements between any Transferred Company and any Key Non-Affiliated Entity.
(s)    “Data Laws” means any Applicable Law regarding data privacy, data security, and/or the collection and use of personal information.
(t)    “Environmental, Health, and Safety Requirements” means all applicable federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law as of the Closing Date, all judicial and administrative orders and determinations, and all common laws concerning worker health and safety as such relates to exposure to Hazardous Substances, pollution, or protection of natural resources or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any Hazardous Substances.
(u)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(v)    “GAAP” means United States generally accepted accounting principles, consistently applied.

(w)    “GAAP Tangible Equity” means, as of any date of determination, an amount equal to the combined tangible equity of the Purchased Companies, determined in accordance with GAAP.
(x)    “Governmental Authority” means any court, administrative or regulatory agency or commission, or other federal, state or local governmental authority or instrumentality having jurisdiction over any party hereto.
(y)    “Governmental Order” means any Order entered by or with any Governmental Authority.
(z)    “Hazardous Substance” means (a) any petroleum or petroleum products, asbestos, urea formaldehyde insulation or polychlorinated biphenyls and (b) any pollutant, contaminant, waste, material or substance defined in, regulated under or for which liability or standards of care are imposed by any applicable Environmental, Health, and Safety Requirement.
(aa)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(bb)    “Income Tax” means any Tax on or measured by net income.
(cc)    “Income Tax Return” means any tax return with respect to Income Taxes payable by the Transferred Companies.
(dd)    “Insurance Contracts” means the insurance policies and contracts and the assumed reinsurance treaties, together with all amendments, binders, slips, certificates, endorsements and riders thereto issued or entered into by any Transferred Insurance Company prior to the Closing.
(ee)    “Insurance Laws” means any U.S. federal, state or local insurance or reinsurance statute, law, constitution, treaty, ordinance or code, or any written rules, regulations or administrative interpretations related to insurance or reinsurance matters issued by any Governmental Authority pursuant to any of the foregoing and having the force of law, and any order, writ, injunction, directive, judgment or decree of any court of competent jurisdiction applicable to the parties hereto and relating to insurance or reinsurance matters.
(ff)    “Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority principally responsible for administering the Insurance Laws of such jurisdiction and regulating insurance companies domiciled or doing business in such jurisdiction, including, workers’ compensation regulators.

(gg)    “Intellectual Property” means all Name and Source Identifiers (including any goodwill associated therewith), copyrights (including registrations and applications therefor), patentable and patented designs and inventions, patents, patent applications, policy forms and trade secrets.
(hh)    “Intercompany Obligations” means any loans, notes, advances, pooling arrangement, receivables, payables or other obligations between Seller or any of its Affiliates (other than the Transferred Companies), on the one hand, and any Transferred Company, on the other hand.
(ii)     “Investment Assets” means any investment assets (whether or not required by SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act) by any Transferred Insurance Company, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.
(jj)    “Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations thereunder.
(kk)    “IRS” means the Internal Revenue Service.
(ll)    “Key Non-Affiliated Entities” means each of Retailers Casualty Insurance Company, a Louisiana corporation, BusinessFirst Insurance Company, a Florida corporation, and RetailFirst Insurance Company, a Florida corporation.
(mm)     “Knowledge of Seller” means the actual knowledge of those persons identified in Section 1.1(mm) of the Seller Disclosure Letter, after due inquiry.
(nn)    “Leased Real Property” means all material leasehold or subleasehold estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any of the Transferred Companies.
(oo)    “Leases” means all material leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals and guaranties related thereto, pursuant to which any of the Transferred Companies holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of any of the Transferred Companies thereunder.
(pp)    “Liberty Mutual Names and Marks” means the Name and Source Identifiers of Seller and its Affiliates.
(qq)    “LIBOR” means a rate per annum equal to the three-month London Interbank Offered Rate as published in The Wall Street Journal, Eastern Edition, in effect on the Closing Date.
(rr)    “Lien” means, as to any asset, any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.
(ss)    “Loss” and/or “Losses” shall (x) mean losses, liabilities, damages, costs, out-of-pocket expenses (including reasonable attorneys’ fees), interest and penalties, but shall not include, in the absence of fraud, any measure of indirect, punitive or consequential damages, except to the extent actually awarded to a Governmental Authority or third party, and (y) be determined as to quantum without reference to any qualifications as to “materiality”, “in all material respects” or “Business Material Adverse Effect” in the breached representation, warranty or covenant giving rise to such Losses.
(tt)     “Name and Source Identifiers” means trade, corporate or business names, trademarks, service marks, domain names, acronyms, tag-lines, slogans, and logos.
(uu)    “Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business consistent with such Person’s past practices (including with respect to quantity and frequency).
(vv)    “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(ww)    “Permits” means all licenses, permits, franchises, orders, approvals, registrations, authorizations and qualifications with Governmental Authorities.
(xx)    “Permitted Lien” means, as to any asset, each of the following: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or due and payable but not delinquent or which are being contested in good faith; (ii) Liens imposed by Applicable Law; (iii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the Ordinary Course of Business; (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (v) Liens related to deposits required by the insurance regulatory authority of any applicable jurisdiction; and (vi) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property.
(yy)    “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
(zz)    “Post-Closing Tax Period” means any Tax period beginning after the Closing and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period beginning after the completion of the Closing.
(aaa)    “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending at the completion of the Closing Date.
(bbb) “Purchase Price” means the GAAP Tangible Equity at Closing, plus $45,000,000.
(ccc)    “Purchaser Disclosure Letter” means the disclosure letter delivered by Purchaser to Seller concurrently with entering into this Agreement.
(ddd)    “Purchaser Material Adverse Effect” means a material adverse effect on the assets, liabilities, results of operations or financial condition of Purchaser and its Subsidiaries taken as a whole or on the ability of Purchaser and its Affiliates to perform their respective obligations under this Agreement and the Ancillary Agreements.

(eee)    “Rate Lock Agreement” means that certain Rate Lock Agreement dated as of December 15, 2004 by and between SCL and LMIC, as amended.
(fff)    “Representatives” as to any Person, means such Person’s directors, officers, employees, Affiliates, representatives (including financial advisors, attorneys, accountants and auditors) or agents.
(ggg)    “SAP” means, as to any insurance entity, the statutory accounting principles prescribed or permitted by the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such entity is domiciled, consistently applied.
(hhh)    “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations thereunder.
(iii)    “Seller Disclosure Letter” means the disclosure letter delivered by Seller to Purchaser concurrently with entering into this Agreement.
(jjj)    “Seller Group” means Seller and its Affiliates, excluding any Transferred Company.
(kkk)    “Seller Insurance Company” means LMIC.
(lll)     “Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.
(mmm)    “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
(nnn)    “Tax” (or “Taxes” as the context may require) means any tax, however denominated, imposed by any federal, state, local, municipal, territorial or provincial or foreign government or any agency or political subdivision of any such government (a “Taxing Authority”), including any net income, alternative or add-on minimum tax, gross income, gross receipts, premium, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers’ compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental or windfall profit tax, premiums, custom, duty or other tax, governmental fee or other like assessment or charge (but not including any guaranty fund assessment), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority relating to the assessment or collection thereof.
(ooo)    “Tax Return” means any return or report (including any election, declaration, disclosure, schedule, estimate or information return) or amended return or report required to be supplied to a Taxing Authority relating to Taxes.
(ppp)    “Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.
(qqq)    “Transferred Companies” means the Purchased Companies and the Transferred Subsidiaries.
(rrr)    “Transferred Insurance Company” means a Transferred Company that is an insurance company.
(sss)    “Transferred Non-Insurance Company” means a Transferred Company that is not an insurance company.
(ttt)    “Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Seller and Purchaser as of the Closing Date, the principal terms of which are set forth in Exhibit A hereto.
(uuu)    “Transitional Trademark License Agreement” means the Transitional Trademark License Agreement substantially in the form of Exhibit B hereto to be executed at the Closing.

(www) “Transferred Shares” means the SHSI Shares and the SCL Membership Interests.
(xxx)    “Transferred Subsidiary” means any Subsidiary of the Purchased Companies, including but not limited to, Heritage Summit Healthcare, LLC, a Florida limited liability company, Bridgefield Employers Insurance Company, a Florida corporation, and Bridgefield Casualty Insurance Company, a Florida corporation.

Section 1.2     Other Definitions.

Term	Section in which Term is Defined
“Acquisition Proposal”	Section 5.12
“AFG”	Preamble
“Agreement”	Preamble
“Annual Statutory Statements”	Section 3.19
“Audited Financial Statements”	Section 3.19
“Balance Sheet Date”	Section 3.19
“Balance Sheet Reserves”	Section 3.20
“Claims Notice”	Section 10.2(a)
“Closing”	Section 2.2
“Closing Conditions”	Section 2.2
“Closing Date”	Section 2.2
“Closing Statement”	Section 2.4(b)
“Company Insurance Policies”	Section 3.27(a)
“Deductible”	Section 10.5(a)
“Dispute Notice”	Section 2.4(c)
“Disputed Item”	Section 2.4(c)
“Enforceability Exceptions”	Section 3.2
“Equity Interests”	Recitals
“Estimated Closing Statement”	Section 2.4(a)
“Estimated GAAP Tangible Equity”	Section 2.4(a)
“Estimated Purchase Price”	Section 2.3(e)
“Financial Statements”	Section 3.19
“HSR Filing”	Section 5.13
“Indemnified Party”	Section 10.2(a)
“Indemnifying Party”	Section 10.2(a)

Term	Section in which Term is Defined
“Insurance Filings”	Section 3.10(a)
“Intercompany Agreements”	Section 3.11(i)
“LCS”	Recitals
“LMIC”	Recitals
“Material Contract”	Section 3.11
“New Benefit Plans”	Section 5.10(c)
“Orders”	Section 3.5(a)
“Outside Date”	Section 11.1(b)
“Policy Forms”	Section 3.10(c)
“Prior Year Reserve Release”	Section 3.18(d)
“Producers”	Section 3.14(a)
“Pro Forma Balance Sheet”	Section 3.19
“Purchased Company” or “Purchased Companies”	Recitals
“Purchased Company Securities”	Section 3.3(b)
“Purchaser”	Preamble
“Purchaser Awards”	Section 5.10(g)
“Purchaser Indemnified Parties”	Section 10.1(a)
“Regulatory Reports”	Section 3.10(b)
“Reinsurance Agreements”	Section 3.17(a)
“Resolution Period”	Section 2.4(d)
“Retained Employee”	Section 5.10(b)
“Seller”	Preamble
“Seller Awards”	Section 5.10(g)
“Seller Indemnified Parties”	Section 10.1(b)
“SCL”	Recitals
“SCL Membership Interests”	Recitals
“SHSI”	Recitals
“SHSI Shares”	Recitals
“Subsidiary Securities”	Section 3.4(b)
“Tax Accountant”	Section 6.4(d)
“Tax Matters”	Section 6.5(a)

Term	Section in which Term is Defined
“Third-Party Approvals”	Section 5.6(a)
“Third Party Claim”	Section 10.2(a)
“Transaction Consultant”	Section 2.4(e)
“Transferred Employees”	Section 5.10(a)
“Unassigned Agreement”	Section 5.6(b)
“Unresolved Items”	Section 2.4(e)
“WARN”	Section 5.10(j)
Section 1.3     Other Definitional Provisions.
(a)    For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.
(b)    Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(c)    The term “including” means “including but not limited to.”
(d)    The use of the word “or” is not intended to be exclusive unless expressly indicated otherwise.
(e)    Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.
(f)    All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(g)    Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time.
(h)    All terms defined in this Agreement shall have the defined meaning when used in any Exhibit, Schedule, Ancillary Agreement, disclosure letter, certificate or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein, except where otherwise defined.
ARTICLE II
PURCHASE AND SALE OF EQUITY INTERESTS

Section 2.1     Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall cause LMIC and LCS to sell the Equity Interests to Purchaser, and Purchaser shall purchase the Equity Interests from LMIC and LCS, for the Purchase Price that is paid to Seller, subject to adjustment as set forth in Section 2.4.
Section 2.2     Closing. The closing (the “Closing”) of the transactions contemplated hereby will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY, at 10:00 a.m., Eastern time, on the third Business Day following the day on which the last of the conditions set forth in Article VII and Article VIII other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the “Closing Conditions”) is satisfied or waived by the party or parties entitled to waive the same or such other date as Seller and Purchaser may mutually agree, provided that, the Purchaser may require that the Closing take place effective as of 12:01 a.m. on the first Business Day of the month following the month in which the last of the Closing Conditions is satisfied or waived by the party or parties entitled to waive the same, so long as the satisfaction or waiver of the last of the Closing Conditions results in a Closing Date within the last five (5) Business Days of the end of any month. To the extent the satisfaction or waiver of the last of the Closing Conditions results in a Closing Date within the first five (5) Business Days of the month, then the Closing shall occur on the third Business Day after the last of the Closing Conditions is satisfied or waived by the party or parties entitled to waive the same but shall be deemed by the Parties to be effective for accounting purposes as of 12:01 a.m. on the first Business Day of such month.  The day on which the Closing takes place pursuant to this Section is referred to herein as the “Closing Date.”
Section 2.3     Transactions at Closing. Upon the terms and subject to the conditions and limitations set forth in this Agreement, at the Closing each of the following shall occur:
(a)    Seller shall cause LMIC or LCS, as applicable, to deliver to Purchaser certificates representing all of the Transferred Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer;

(b)    Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, duly executed counterparts of each of the Ancillary Agreements;
(c)    Seller and Purchaser shall, or shall cause their respective Affiliates to, execute and deliver such other agreements, instruments or documents as are necessary or appropriate to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements; and
(d)    Immediately prior to Closing, Seller shall have terminated all intercompany reinsurance agreements with Affiliates of Seller except with respect to any intercompany reinsurance agreements set forth in Section 3.17(a)(4) of the Seller Disclosure Letter. At Closing, the Estimated Closing Statement shall reflect that such intercompany reinsurance arrangements have been terminated and such pooling arrangements unwound, and the reserves associated with the termination of such intercompany reinsurance arrangements funded with cash or short term government issued securities acceptable in writing to Purchaser. The capital and surplus of the Transferred Insurance Companies should reflect the capital and surplus of each such Transferred Insurance Company without regard to the internal reinsurance and pooling arrangements with Seller and its Affiliates.
(e)    Purchaser shall pay to Seller an amount of cash equal to the Estimated Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller at least three (3) Business Days prior to the Closing Date. The “Estimated Purchase Price” shall be the amount of the GAAP Tangible Equity estimated by the Seller in good faith as of the Closing Date, plus forty-five million dollars ($45,000,000). For the avoidance of doubt, (i) the amount equal to $262,500 which represents 50% of the forfeited long-term incentive awards set forth in Section 5.10(h) shall be reflected in the calculation of GAAP Tangible Equity, but no other amounts in respect of any forfeited long-term incentive awards shall be reflected in the calculation of GAAP Tangible Equity, and (ii) any amounts payable by Purchaser pursuant to Section 5.10(i) shall be excluded from the calculation of GAAP Tangible Equity.
Section 2.4     Closing and Post-Closing Adjustments.
(a)    Not later than the fifth Business Day prior to the Closing Date, Seller shall deliver to Purchaser a statement which shall be in the form attached hereto as Schedule 2.4(a) (the “Estimated Closing Statement”), setting forth an estimated calculation in reasonable detail of the GAAP Tangible Equity as of the Closing Date (the “Estimated GAAP Tangible Equity”), together with a certification of a senior officer of Seller that the Estimated Closing Statement was estimated in good faith and based upon GAAP and the Books and Records.
(b)    Seller shall, on or before the date that is sixty (60) calendar days after the Closing Date, deliver to Purchaser a statement (the “Closing Statement”) consisting of a calculation in reasonable detail of GAAP Tangible Equity as of the Closing Date, in the same format as the Estimated Closing Statement, together with a certification of a senior officer of Seller to the same effect with respect to the Closing Statement as the certification of Seller’s senior officer delivered with respect to the Estimated Closing Statement.
(c)    The Closing Statement shall become final, binding and conclusive upon Seller and Purchaser on the sixtieth day following Purchaser’s receipt of the Closing Statement, unless prior to such sixtieth day Purchaser delivers to Seller a written notice (a “Dispute Notice”) stating that Purchaser believes the Closing Statement contains errors that would result in an adjustment to the Purchase Price in excess of $1,000,000 or was not prepared in accordance with GAAP, and specifying in reasonable detail each item that Purchaser disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting Purchaser’s positions.
(d)    If Purchaser delivers a Dispute Notice, then Seller and Purchaser shall seek in good faith to resolve the Disputed Items during the thirty-day period beginning on the date Seller receives the Dispute Notice (the “Resolution Period”). If Seller and Purchaser reach agreement with respect to any Disputed Items, Seller shall revise the Closing Statement to reflect such agreement.
(e)    If Purchaser and Seller are unable to resolve all of the Disputed Items during the Resolution Period, then Purchaser and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to PricewaterhouseCoopers LLP (the “Transaction Consultant”). The Transaction Consultant shall act as an arbitrator to determine, based solely on presentations by Purchaser and Seller and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. Purchaser and Seller shall agree, promptly after the Transaction Consultant has been appointed, on procedures governing the resolution of any dispute by the Transaction Consultant, provided that if Purchaser and Seller fail to agree on such procedures, the dispute resolution procedures of the American Arbitration Association shall govern. Purchaser and Seller shall use their reasonable best efforts to cause the Transaction Consultant to issue its written determination regarding the Unresolved Items within thirty days after such items are submitted for review. The Transaction Consultant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.4 and GAAP, and in no event shall the Transaction Consultant’s determination of the Unresolved Items be for an amount that is outside the range of Purchaser’s and Seller’s disagreement. Each of Purchaser and Seller shall use its reasonable best efforts to furnish to the Transaction Consultant such work papers and other documents and information pertaining to the Unresolved Items as the Transaction Consultant may reasonably request. The determination of the Transaction Consultant shall be final, binding and conclusive upon Purchaser and Seller absent manifest error, and Seller shall revise the Closing Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Transaction Consultant shall be borne equally by Purchaser and Seller.
(f)    Each party shall use its reasonable best efforts to provide promptly to the other parties all information and reasonable access to employees as such other parties shall reasonably request in connection with review of the Estimated Closing Statement, the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to the requesting party and its representatives entering into any undertakings required by the other party’s accountants in connection therewith), and shall otherwise cooperate in good faith with such other parties to arrive at a final determination of the Closing Statement.
(g)    In the event that the GAAP Tangible Equity as of the Closing Date (as reflected on the Closing Statement as finally determined pursuant to this Section 2.4) is greater than the Estimated GAAP Tangible Equity, Purchaser shall, within three (3) Business Days of the determination thereof, transfer to Seller the amount of such excess, together with interest thereon from and including the Closing Date but not including the date of such transfer, computed at LIBOR, by wire transfer of immediately available funds to an account or accounts designated by Seller.
(h)    In the event that the GAAP Tangible Equity as of the Closing Date (as reflected on the Closing Statement as finally determined pursuant to this Section 2.4) is less than the Estimated GAAP Tangible Equity, Seller shall, within three (3) Business Days of the determination thereof, transfer to Purchaser the amount of such differential, together with interest thereon from and including the Closing Date but not including the date of such transfer, computed at LIBOR, by wire transfer of immediately available funds to an account designated by Purchaser.

Section 2.5     Allocation of Purchase Price. The Purchase Price, as adjusted as set forth in Section 2.4, shall be allocated for all tax purposes among the Transferred Shares and the assets of the Transferred Companies that are treated as disregarded entities for U.S. federal Income Tax purposes as provided in Section 2.5 of the Seller Disclosure Letter.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller hereby represents and warrants to Purchaser as of the Contract Date and as of the Closing Date (except where another date is specified, in which case the relevant representation and warranty is made only as of such specified date) as follows:
Section 3.1     Organization, Qualification and Corporate Power.
(a)    Seller and each Transferred Company: (a) is duly organized and validly existing under the laws of its respective jurisdiction of organization, and such jurisdiction is listed in Section 3.1(a)(1) of the Seller Disclosure Letter; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign company in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clauses (b) and (c), where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect and each such jurisdiction is listed in Section 3.1(a)(2) of the Seller Disclosure Letter.
(b)    Seller has made available to Purchaser (i) true and complete copies of the Organizational Documents of each Transferred Company, as amended to the Contract Date, and (ii) true and complete copies of the stock transfer books and minute books or similar records of each Transferred Company.
(c)    Section 3.1(c) of the Seller Disclosure Letter lists the name of and all titles held by each director and officer of each Transferred Company as of the date of this Agreement.
Section 3.2     Authorization. Seller has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement, and as of the date on which each Ancillary Agreement to which

Seller or any of its respective Affiliates (as applicable) is to be executed and delivered pursuant to the terms hereof, Seller or such applicable Affiliate, as applicable, will have all requisite corporate or equivalent power and authority to execute and deliver, and to perform its obligations under, each of the Ancillary Agreements to be so executed and delivered by it. The execution and delivery by Seller of this Agreement, and by the applicable Affiliate of Seller of the relevant Ancillary Agreements, and the performance by Seller or such Affiliates of its and their respective obligations under such agreements, have been duly authorized by Seller’s board of directors and by all other necessary corporate action on the part of Seller, or by the applicable Affiliate’s board of directors and by all other necessary corporate or company action on the part of such Affiliate, as the case may be. This Agreement has been duly executed and delivered by Seller, and each of the Ancillary Agreements to be executed by an Affiliate of Seller will, on the date such Ancillary Agreement is to be executed and delivered pursuant to the terms hereof, be duly executed and delivered by such Affiliate, and, subject to the due execution and delivery by the other parties to such agreements, this Agreement and the Ancillary Agreements will, upon due execution and delivery, be valid and binding obligations of such Seller or such Affiliate (as applicable), enforceable against Seller or such Affiliate in accordance with their respective terms, subject to:
(a)    bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditors’ rights generally; and
(b)    general principles of equity (regardless of whether considered in a proceeding at law or in equity).
Clauses (a) and (b) are referred to herein as the “Enforceability Exceptions.”
Section 3.3     Capitalization; Title to Shares.
(a)    The number of membership interests or shares of authorized capital stock, as applicable, of each of the Purchased Companies, and, in the case of the SHSI Shares, the par value thereof, is set forth in Section 3.3(a) of the Seller Disclosure Letter. The SCL Membership Interests and SHSI Shares are the only membership interests or shares of SCL and SHSI, respectively, that are issued and outstanding. The Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. LCS owns the SCL Membership Interests and LMIC owns the SHSI Shares, in each case beneficially and of record and free and clear of any Lien.

(b)    Except as set forth in Section 3.3(b) of the Seller Disclosure Letter, there are no outstanding (i) phantom stock, equity party participation or shares of capital stock of or other voting or membership interests in any of the Purchased Companies, (ii) securities of any of the Purchased Companies convertible into or exercisable or exchangeable for shares of capital stock of or other voting or membership interests in such Purchased Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from any of the Purchased Companies, or other obligation of Seller, LCS, LMIC, any Purchased Company or any of their Affiliates to issue, transfer or sell, any shares of capital stock of or other voting or membership interests in any of the Purchased Companies or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or membership interests in any of the Purchased Companies, (iv) voting trusts, proxies or other similar agreements or understandings to which Seller, LCS, LMIC, any of the Purchased Companies or any of their Affiliates is a party or by which Seller, LCS, LMIC, any of the Purchased Companies or any of their Affiliates is bound with respect to the voting of any shares of capital stock of or other voting or membership interests in any of the Purchased Companies or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or membership interests in any of the Purchased Companies (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Purchased Company Securities”). There are no outstanding obligations of any of the Purchased Companies or any of their respective Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Purchased Company Securities.
Section 3.4     Subsidiaries; Ownership Interests.
(a)    The authorized, issued and outstanding shares of capital stock of, and other voting or equity interests in, each of the Transferred Subsidiaries, the respective jurisdictions of formation of the Transferred Subsidiaries and each Purchased Company’s direct or indirect ownership interest in each of the Transferred Subsidiaries are identified in Section 3.4(a) of the Seller Disclosure Letter.
(b)    All of the outstanding shares of capital stock of and other voting or membership interests in each Transferred Subsidiary have been duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record by one of the Purchased Companies or one of the Transferred Subsidiaries as set forth in Section 3.4(a) of the Seller Disclosure Letter, free and clear of any Liens other than Permitted Liens. Except as set forth in Section 3.4(b) of the Seller Disclosure Letter, there are no outstanding (i) phantom stock, equity participation or shares of capital stock of or other voting or membership interests in any Transferred Subsidiary, (ii) securities of any of the Purchased Companies or any of their respective Affiliates convertible into or exercisable or exchangeable for shares of capital stock of or other voting or membership interests in any of the Transferred Subsidiaries or (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from any of the Purchased Companies or any of their respective Affiliates, or other obligation of any of the Purchased Companies or any of their respective Affiliates to issue, transfer or sell, any shares of capital stock of or other voting or membership interests in any Transferred Subsidiary or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or membership interests in any Transferred Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any of the Purchased Companies or any of their respective Affiliates to repurchase, redeem or otherwise acquire any Subsidiary Securities.
(c)    Except (i) for investment assets acquired in the Ordinary Course of Business or (ii) as set forth in Section 3.4(c) of the Seller Disclosure Letter, none of the Transferred Companies owns any shares of capital stock of or other voting or membership interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or membership interests in) any other Person.
Section 3.5     Litigation. Except as set forth in Section 3.5 of the Seller Disclosure Letter, as of the Contract Date, there are no:
(a)    outstanding orders, writs, determinations, awards, decrees, injunctions, judgments or written agreements by or with any arbitrator or Governmental Authority (“Orders”) applicable to any of the Transferred Companies or any of their respective properties or assets or the Business; or
(b)    Actions pending or, to the Knowledge of Seller, threatened against any of the Transferred Companies, at law or in equity, before or by any Governmental Authority or before any arbitrator of any kind other than Actions involving claims under or in connection with Insurance Contracts in the Ordinary Course of Business.
Section 3.6     No Conflict or Violation. Except as set forth in Section 3.6 of the Seller Disclosure Letter, the execution, delivery and performance by Seller of this Agreement and by Seller or the applicable Affiliate of Seller of the Ancillary Agreements to which they may become a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms and conditions hereof and thereof will not:
(a)    violate any provision of Organizational Documents of Seller, LMIC, LCS, any of the Transferred Companies or such Affiliate;
(b)    violate, conflict with or result in the breach of any of the terms of, give any contracting party other than Seller, LMIC, LCS, the Transferred Companies or such Affiliate the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any Material Contract or Reinsurance Agreement;
(c)    violate any Order, or any agreement with, or condition imposed by, any Governmental Authority binding upon Seller, LMIC, LCS, any of the Transferred Companies or such Affiliate in connection with the Business;
(d)    subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 3.7 hereof, violate any Applicable Law; or
(e)    result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any material Permit related to the Business;
except, in the case of Subsections (b)-(e) of this Section 3.6, for such breaches, conflicts, modifications, terminations, violations, defaults, impairments or revocations that may result from facts or circumstances relating to Purchaser or its Affiliates.
Section 3.7     Governmental Consents. The execution, delivery and performance by Seller of this Agreement, and by Seller or the applicable Affiliate of Seller of any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms hereof and thereof, do not require Seller, LMIC, LCS, or such Affiliate to obtain any consent or approval from, or make any filing with, or give any notice to, any Governmental Authority, except (a) filings required under the HSR Act, (b) filings required by applicable Insurance Laws, (c) as set forth in Section 3.7 of the Seller Disclosure Letter, or (d) such consents, approvals, filings or notices the failure of which to be obtained, made or given, as the case may be, would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.8     Compliance with Laws. Except as set forth in Section 3.8 of the Seller Disclosure Letter and subject to Section 3.10(e), since January 1, 2010, (a) each Transferred Company and, to the Knowledge of Seller and solely to the extent reasonably likely to adversely affect the operations of the Business from and after the Closing, the Seller Insurance Company, has complied in all material respects with all Applicable Laws and no Action has been filed or commenced against any of them, or threatened, alleging any failure to so comply, and (b) none of the Transferred Companies and, to the Knowledge of Seller and solely to the extent reasonably likely to adversely affect the operations of the Business from and after the Closing, the Seller Insurance Company (i) have received, any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of, the Transferred Companies to comply with any Applicable Laws or Governmental Orders applicable to them or their assets, properties or businesses (including any Insurance Laws), or (ii) is a party to, or bound by, any Governmental Order. None of the Transferred Companies is relying on any exemption from or deferral of any Law or Permit that would not be available to the Transferred Companies after Purchaser acquires the Equity Interests.
Section 3.9     Permits. Section 3.9 of the Seller Disclosure Letter lists all material Permits with respect to the Business or held by the Transferred Companies. Except as set forth in Section 3.9 of the Seller Disclosure Letter, the Transferred Companies hold all Permits required under Applicable Law in order to conduct the Business as currently conducted, and all such Permits are valid and in full force and effect. There is no Action, or to the Knowledge of Seller, investigation, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension, or restriction of any Permit.
Section 3.10     Insurance Matters.
(a)    Since January 1, 2011, each Transferred Company has filed all reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator under Insurance Laws governing insurance holding company systems, as to transactions between affiliated entities, extraordinary dividends, acquisitions of control, annual and quarterly financial statements, and other matters governed by such Insurance Laws governing holding company systems (collectively, the “Insurance Filings”), and all such Insurance Filings were true, complete and accurate in all material respects when filed.

(b)    Seller has made available to Purchaser copies of all reports on financial examination, market conduct reports and other reports delivered by any Governmental Authority in respect of the Business since January 1, 2011 (collectively, the “Regulatory Reports”) and no deficiencies have been asserted by any such Governmental Authority with respect to such Regulatory Reports that have not been cured or otherwise resolved.
(c)    To the Knowledge of Seller, the Insurance Contracts are, and since January 1, 2011 have been, to the extent required under Applicable Law, written on forms (the “Policy Forms”) approved by the applicable Insurance Regulator or filed and not objected to by such Insurance Regulator within the period provided for objection. No violations or deficiencies have been asserted by any Insurance Regulator with respect to any such Policy Form filings which have not been cured or otherwise resolved.
(d)    None of the Transferred Companies is “commercially domiciled” under the Applicable Laws of any jurisdiction other than its respective jurisdiction of organization.
(e)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, (i) except as expressly stated therein, the representations and warranties in Section 3.8 shall not be read to cover compliance with Insurance Laws, and (ii) except where otherwise specifically noted, the representations and warranties contained in this Section 3.10 are the sole and exclusive representations and warranties made by Seller relating to the Insurance Filings, the Regulatory Reports and the Policy Forms.
Section 3.11     Contracts. Section 3.11 of the Seller Disclosure Letter lists the following contracts (written or oral) and other agreements (x) to which any Transferred Company is a party or to which any Transferred Company or any of its respective assets is bound or subject, or, to the Knowledge of Seller and solely to the extent reasonably likely to affect the operations of the Business from and after the Closing, (y) has been entered into by Seller or any of its Affiliates on behalf of and for the sole benefit of any of the Transferred Companies and to which any of the Transferred Companies are legally bound (each, a “Material Contract”):
(a)    Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(b)    Any agreement (or group of related agreements) for the purchase or sale of products or the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;
(c)    Any agreement concerning a partnership, joint venture, limited liability company, strategic alliance or other similar agreement or arrangement (including any agreement providing for joint research, development or marketing);
(d)    Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
(e)    Any agreement that (i) limits the freedom of any Transferred Company to engage in any line or type of business in any particular geographic area or any particular medium, to compete with any Person, to solicit for employment, hire or obtain the services of any Person, (ii) contains exclusivity obligations or restrictions binding on any Transferred Company or that would be binding on Purchaser or any of its Affiliates after the Closing, or (iii) provides for a preferred or “most favored nations” status for any party thereto;
(f)    Any agreement granting a right of first refusal or first offer or similar rights to any Person;
(g)    Any agreement with Key Non-Affiliated Entities;
(h)    Any agreement or license relating in whole or in part to the Intellectual Property of the Transferred Companies (including, without limitation, any agreement or license under which a Transferred Company has the right to use any Intellectual Property owned or held by a third party) which is material to the business, financial condition or results of operations of the Business (other than standard licenses for software that are commercially available to the public in the Ordinary Course of Business);
(i)    Any contract between a Transferred Company, on the one hand, and Seller or any of its Affiliates (other than a Transferred Company), on the other hand (the “Intercompany Agreements”);
(j)    Any agreement with any Governmental Authority;

(k)    Other than transactions in Investments Assets, any agreement under which any Transferred Company has advanced or loaned any Person an amount exceeding $50,000; or
(l)    Any other material agreement (or group of related agreements) not made in the Ordinary Course of Business.
Seller has delivered to Purchaser a correct and complete copy of each written agreement listed in Section 3.11 of the Seller Disclosure Letter and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 3.11 of the Seller Disclosure Letter. With respect to each such agreement: (i) the agreement is a legal, valid, and binding obligation of the Transferred Company party thereto and is enforceable against such party in accordance with its terms and is in full force and effect in all material respects; (ii) neither the applicable Transferred Company, nor, to the Knowledge of Seller, any other party to such agreement is in material breach or in default under the agreement (or alleged to be in material breach of or in default under the agreement); (iii) no event has occurred that with notice or lapse of time would constitute a material breach or default thereunder by any Transferred Company party to such agreement, or permit termination, modification, or acceleration of such agreement; (iv) no Transferred Company party thereto has provided any notice of any intention to terminate the agreement; and (v) the applicable Transferred Company has not repudiated any material provision of the agreement.
Section 3.12     Internal Controls
(a)    Each Transferred Company and, to the Knowledge of Seller and solely to the extent reasonably likely to affect the operations of the Business from and after the Closing, the Seller Insurance Company, maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed only with management’s authorization; and (ii) transactions are recorded as necessary to maintain accountability for its assets and permit preparation of (A) in the case of the Transferred Insurance Companies, its financial and statutory statements in conformity in all material respects with SAP and (B) in the case of Transferred Companies that are not Transferred Insurance Companies, its financial statements in conformity in all material respects with GAAP.
(b)    Since January 1, 2010, neither the Transferred Companies and, to the Knowledge of Seller and solely to the extent reasonably likely to affect the operations of the Business from and after the Closing, the Seller Insurance Company, any of their respective directors or officers nor any of their respective non-officer or director employees, auditors, accountants or Representatives has received any written non-frivolous complaint, allegation, assertion or claim (other than those that have been resolved without finding of material liability or improper conduct), regarding (i) the accounting, reserving or auditing practices, procedures, methodologies or methods of the Transferred Companies or the Seller Insurance Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Transferred Company or the Seller Insurance Company has engaged in questionable accounting, reserving or auditing practices; (ii) any significant deficiency or material weakness in the design or operation of any Transferred Company’s internal controls over financial reporting which is reasonably likely to adversely affect such Transferred Company’s or the Seller Insurance Company’s ability to record, process, summarize and report financial information; or (iii) any fraud, whether or not material, that involves management or other employees of any Transferred Company or the Seller Insurance Company.
Section 3.13     Power of Attorney. There are no outstanding powers of attorney executed on behalf of any Transferred Company.
Section 3.14     Appointments and Licenses.
(a)    Except as set forth in Section 3.14(a) of the Seller Disclosure Letter, since January 1, 2011, each Transferred Non-Insurance Company and, to the Knowledge of Seller, each other Person performing the duties of insurance producer, agency, agent, managing general agent, third party administrator, wholesaler, broker, service provider, solicitor, adjuster, marketer, underwriter, distributor or customer representative for the Business (collectively, “Producers”) was duly licensed and appointed as an insurance producer, agency, agent, managing general agent, third party administrator, broker, service provider, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such Producer at the time such Producer wrote, sold or produced business or performed such other act for or on behalf of the Transferred Companies or other Affiliate of Seller that may require a producer’s, agency’s, agent’s, managing general agent’s, third party administrator’s, service provider’s, solicitor’s, broker’s or other insurance license), as may be required by any Applicable Law. Since January 1, 2011, each Transferred Non-Insurance Company has marketed and sold all insurance policies and other insurance products, and provided services, in compliance in all material respects with all Applicable Laws.
(b)    Seller does not own, directly or indirectly, (i) shares of capital stock of or other voting or membership interests in any of the Key Non-

Affiliated Entities, (ii) securities of any of the Key Non-Affiliated Entities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or membership interests in such Key Non-Affiliated Entity, or (iii) options or other rights or agreements, commitments or understandings of any kind to acquire any shares of capital stock of or other voting or membership interests in any of the Key Non-Affiliated Entities or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or membership interests in any of the Key Non-Affiliated Entities.
Section 3.15     Employees, Labor Matters, etc.
(a)    Seller has made available to Purchaser a true and complete list of all Business Employees as of the date of this Agreement, including, to the extent permitted by Applicable Law, the title or position, hire date, current annual base compensation rate, commission, bonus or other incentive-based compensation, and work location.
(b)    As of the date of this Agreement, no senior executive of the Transferred Companies or key group of Business Employees has communicated to Seller any plans to terminate employment with the Transferred Companies during the next twelve (12) months. No Transferred Company is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization covering Business Employees, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past five (5) years. No Transferred Company has committed any unfair labor practice with respect to the Business. Seller has no Knowledge of any organizational effort being made or threatened within the past five (5) years by or on behalf of any labor union with respect to Business Employees. Within the past three (3) years, no Transferred Company has implemented any plant closing or layoff of employees with respect to the Business requiring notice under the WARN Act, and no such action will be implemented without advance notification to, and the written consent of, Purchaser.
(c)    The Transferred Companies are not and have not been, with respect to the Business: (A) “contractors” or “subcontractors” (as defined by Executive Order 11246), (B) required to comply with Executive Order 11246, or (C) required to maintain an affirmative action plan.
(d)    Except as set forth in Section 3.15(d) of the Seller Disclosure Letter, none of the Transferred Companies has received with respect to the Business (i) notice of any unfair labor practice charge or complaint with respect to it which is still pending before the National Labor Relations Board or any other Governmental Authority against it, (ii) notice of any charge or complaint with respect to it before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices which is still pending, (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to it or notice that such investigation is in progress in either case which is still pending, or (iv) notice of any Action pending in any forum by or on behalf of any present or former employee of any Transferred Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any Applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(e)    All compensation, including wages, commissions and bonuses, required to be paid as of the date of this Agreement to employees, independent contractors or consultants of the Transferred Companies have been timely paid. Except as set forth in Section 3.15(e) of the Seller Disclosure Letter, the Transferred Companies are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. All individuals characterized and treated by the Transferred Companies as independent contractors or consultants are properly treated as independent contractors under all Applicable Laws, and all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.
(f)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, except where otherwise specifically noted, the representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties made by Seller relating to employees and labor matters.
Section 3.16     Employee Benefit Plans and Related Matters; ERISA.
(a)    Disclosure. Section 3.16(a)(1) of the Seller Disclosure Letter lists all Company Benefit Plans. For any Company Benefit Plan that is sponsored by the Seller or its Affiliates, Seller has made available to Purchaser complete and correct copies of each such Company Benefit Plan. Except as set forth on Section 3.16(a)(2) of the Seller Disclosure Letter no Company Benefit Plan is

sponsored or maintained solely by the Transferred Companies or provides benefits solely to the Business Employees.
(b)    Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Company Benefit Plan is so qualified and the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter or the unavailability of reliance on such opinion letter from the IRS, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject Transferred Companies or, with respect to any period on or after the Closing, Purchaser or any of its Affiliates, to any material liability under ERISA or to Tax, penalty, or any material Liability under the Code.
(c)    The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in a material increase in the amount of compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of any of the Transferred Companies. No material payment or material deemed payment by the Transferred Companies will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by Seller, or the consummation by Seller of the transactions contemplated by this Agreement, that would not be deductible pursuant to Section 280G of the Code.
(d)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, except where otherwise specifically noted, the representations and warranties contained in this Section 3.16 are the sole and exclusive representations and warranties made by Seller relating to employee benefit plans and related matters.
Section 3.17     Reinsurance.
(a)    Section 3.17(a)(1) of the Seller Disclosure Letter sets forth a complete and accurate list of all reinsurance and retrocession agreements to which any Transferred Insurance Company is a party (including any terminated or expired treaty or agreement, but not including agreements that have been fully commuted) (collectively, the “Reinsurance Agreements”), true and correct copies of which have been made available to Purchaser. Section 3.17(a)(1) of the Seller Disclosure Letter also sets forth the effective date of each such Reinsurance Agreement , the termination date of any Reinsurance Agreement that has a definite termination date and indicates whether such Reinsurance Agreement will be terminated or commuted on or after the Contract Date and prior to the Closing Date. All reinsurance premiums due under the Reinsurance Agreements have been paid in full or are adequately accrued or reserved for by the Pro Forma Balance Sheet. No Transferred Insurance Company is in default and, to the Knowledge of Seller, no other party to any Reinsurance Agreement is in default, in each case, as to any material provision of any such Reinsurance Agreement, except as is being contested in good faith. Except as set forth in Section 3.17(a)(2) of the Seller Disclosure Letter, there are no pending or, to the Knowledge of Seller, threatened, Actions before any Governmental Authority or arbitrator with respect to any Reinsurance Agreements. Except as set forth in Section 3.17(a)(3) of the Seller Disclosure Letter, each Transferred Insurance Company was entitled to take credit in its most recent annual statutory statement in accordance with SAP for that portion of such Reinsurance Agreement as to which credit was taken in such statement. The transactions contemplated by the Transaction Agreements will not affect the obligations (if any) of the other parties to the Reinsurance Agreements to make payments to the applicable Transferred Insurance Company party thereto. Section 3.17(a)(4) of the Seller Disclosure Letter sets forth a complete and accurate list of the intercompany Reinsurance Agreements with Affiliates that will not be terminated and commuted prior to the Closing Date.
(b)    Except as set forth in Section 3.17(b) of the Seller Disclosure Letter, neither the Seller nor any of its Affiliates (including the Transferred Companies) has received any written notice from any party to a Reinsurance Agreement that any material amount of reinsurance ceded thereunder will be in dispute.
(c)    Section 3.17(c) of the Seller Disclosure Letter sets forth a correct and complete list of all Liens, collateral or security arrangements, including by means of a credit for reinsurance trust or letter of credit, to or for the benefit of any cedent under any Reinsurance Agreement.
Section 3.18     Absence of Certain Changes. Except as set forth in Section 3.18 of the Seller Disclosure Letter, since the Balance Sheet Date, (i) each Transferred Company has conducted the Business in the Ordinary Course of Business, and (ii) there has not occurred any event or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Business Material Adverse Effect. Without limiting the generality of the foregoing, since that date:
(a)    No Transferred Company has sold, leased, transferred, or assigned any material assets outside the Ordinary Course of Business;
(b)    No Transferred Company has entered into any Material Contracts or any other material agreement, contract, lease, or license in connection with the Business outside the Ordinary Course of Business;
(c)    No Transferred Company has accelerated, terminated, made material modifications to, waived or released any material rights or claims under, or canceled any Material Contract or Reinsurance Agreement outside the Ordinary Course of Business;
(d)    None of the Transferred Companies has made any change in, to the extent applicable, its underwriting, reinsurance, claim processing and payment, selling, marketing, reserving, investing, financial accounting or investment policies, guidelines, practices or principles (other than (x) any change required by Applicable Law, GAAP or SAP, (y) in respect of underwriting or claims administration, in the Ordinary Course of Business, or (z) any prior year reserve release of up to $2.7 million in the aggregate (the “Prior Year Reserve Release”));
(e)    No Transferred Company has entered into any new line of business;
(f)    No Transferred Company has incurred any Lien (other than Permitted Liens) upon any material assets;
(g)    No Transferred Company has made any capital expenditures in excess of $50,000, individually or in excess of $200,000 in the aggregate;
(h)    Other than Investment Assets, no Transferred Company has made any material capital investment in, or any material loan to, any other Person;
(i)    No Transferred Company has guaranteed the obligations of any other Person or created, incurred, or assumed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(j)    No Transferred Company has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;
(k)    There has been no change made or authorized in the Organizational Documents of any Transferred Company;
(l)    No Transferred Company has issued, delivered, transferred, sold, pledged or otherwise disposed of or encumbered any capital stock of any Transferred Company or any securities convertible into or exchangeable for any such capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such capital stock;
(m)    No Transferred Company has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any shares (or other applicable units) of its capital stock or other securities, and none of the Transferred Companies have effected any recapitalization, reclassification, stock split or like change in the capitalization of any Transferred Company;
(n)    No Transferred Company has settled or compromised or agreed to the dismissal of any Action or threatened Action (in each case, except in the case of the Transferred Insurance Companies for claims under any Insurance Contracts within applicable policy limits), other than settlements or compromises that involved solely cash payments of less than $50,000 in the aggregate; and
(o)    No Transferred Company has committed to any of the foregoing.
Section 3.19     Financial Statements. Seller has made available to Purchaser complete copies of (A) the audited financial statements of SCL at and for the periods ended December 31, 2010, 2011 and 2012 (such audited financial statements, collectively, the “Audited Financial Statements”), (B) unaudited statutory statements of each of the Transferred Insurance Companies at and for the periods ended December 31, 2010, 2011 and 2012 (the “Annual Statutory Statements”) and (C) the unaudited pro forma balance sheet of the Business as of September 30, 2013 (such date, the “Balance Sheet Date”, and such balance sheet, the “Pro Forma Balance Sheet”, and together with the Audited Financial Statements and the Annual Statutory Statements, the “Financial Statements”). The Pro Forma Balance Sheet is included in Section 3.19 of the Seller Disclosure Letter; and the Financial Statements have been prepared in accordance with the respective accounting principles identified in

Section 3.19 of the Seller Disclosure Letter and, in the case of the Pro Forma Balance Sheet, give effect to the termination of certain reinsurance arrangements and the execution of a new Reinsurance Agreement, and (in the case of the Audited Financial Statements and the Annual Statutory Statements) presented fairly in all material respects in accordance with such accounting principles the financial position, results of operations and cash flows of the companies covered thereby at and for the respective periods indicated therein.
Section 3.20     Reserves. The reserves for payment of benefits, losses, claims and expenses under the Insurance Contracts reflected on the Pro Forma Balance Sheet, as of the Balance Sheet Date (the “Balance Sheet Reserves”), (i) were, in all material respects, determined in accordance with GAAP, consistently applied, (ii) were, in all material respects, fairly stated, (iii) satisfied, in all material respects, the requirements of Applicable Laws, and (iv) were computed in accordance with accepted loss reserving standards and principles and based on reasonable actuarial analysis and assumptions in accordance with generally accepted actuarial standards applied on a consistent basis; provided that notwithstanding anything to the contrary contained in this Agreement, Seller makes no representation, warranty, guaranty or covenant regarding, (1) the ultimate adequacy or sufficiency of, any reserves reflected in any financial statement, books, records or accounts of Seller or any of the Transferred Companies or (2) any inaccuracy in any forecasts, projections or similar materials that have been provided to Purchaser or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives.
Section 3.21     Sufficiency of Assets.
(a)    As of the Closing Date, the assets, properties and rights of the Transferred Companies, together with (i) the contracts, assets and obligations described in Section 3.21(a)(1) of the Seller Disclosure Letter which shall be contributed, transferred or assigned to SHSI or SCL, as applicable, prior to the Closing Date, (ii) the services contemplated to be provided to Purchaser or the Transferred Companies pursuant to the Ancillary Agreements (and the assets used to provide such services), and (iii) the services provided under Intercompany Agreements to be terminated as of the Closing, as described in Section 3.21(a)(2) of the Seller Disclosure Letter comprise all of the assets, properties and rights reasonably necessary to permit Purchaser to conduct the Business immediately following the Closing Date in the same manner as such Business is being conducted as of the date hereof. For the avoidance of doubt, Seller makes no representation or warranty in this Section 3.21 with respect to employees, which are exclusively addressed in Section 3.15 and Section 3.16.

(b)    As of the Contract Date, each of the material assets and properties of the Transferred Companies, are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it currently is used and proposed to be used, in each case, except as would not be, or would not reasonably be expected to be, materially adverse to the Transferred Companies.
Section 3.22     No Undisclosed Material Liabilities. No Transferred Company has any liabilities or obligations, in each case, of the type that would be required by SAP or GAAP to be specifically reflected on a balance sheet of the Business, other than: (i) liabilities set forth on the face of the Pro Forma Balance Sheet; and (ii) liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business.
Section 3.23     Intercompany Accounts; Transactions with Affiliates.
(a)    Section 3.23(a) of the Seller Disclosure Letter lists all inter-company balances as of the Balance Sheet Date between Seller or any of its respective Affiliates (other than the Transferred Companies), on the one hand, and any Transferred Company, on the other hand. Since the Balance Sheet Date, there has not been any accrual of liability by any Transferred Company to Seller or any of its respective Affiliates (other than a Transferred Company) or other transaction between a Transferred Company and Seller or any Affiliate of Seller (other than a Transferred Company), except in the Ordinary Course of Business.
(b)    Section 3.23(b) of the Seller Disclosure Letter lists all Intercompany Agreements that will not be terminated on or prior to the Closing Date.
Section 3.24     Tax Matters.
(a)    Except (x) as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect or (y) as set forth in Section 3.24 of the Seller Disclosure Letter:
(i)    All Tax Returns required to be filed by or on behalf of the Transferred Companies have been duly and timely filed, and were complete and correct in all material respects when filed. All Taxes reflected on such Tax Returns, and all other Taxes required to be paid on or before the Closing Date by or with respect to, or which may be chargeable as a Lien upon the assets of, any Transferred Company, have been, or prior to the Closing Date will be, duly and timely paid or are being contested in good faith by appropriate proceedings. All Taxes required to be withheld by any Transferred Company have been duly and timely withheld, such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and the Transferred Companies have complied in all material respects with all applicable Tax laws pertaining to Tax information reporting. A complete list of all federal, state and local Income Tax Returns filed or to be filed by the Transferred Companies for the 2011, 2012 and 2013 Tax years, including detail of Tax year, Taxing Authority, type of Tax, and filing entity is set forth in Section 3.24(a)(i) of the Seller Disclosure Letter.
(ii)    (A) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes of any Transferred Company, and no written power of attorney with respect to any such Taxes that remains in effect has been filed or entered into with any Taxing Authority; (B) the time for filing any Tax Return of any Transferred Company has not been extended (other than through an automatic extension) to a date later than the Closing Date; (C) no Taxes of any Transferred Company are under audit, examination or investigation by any Taxing Authority; and (D) no Taxing Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against any Transferred Company with respect to any taxable period for which the period of assessment or collection remains open; and (E) there are no Liens for Taxes on any of the assets of the Transferred Companies other than Permitted Liens.
(b)    SHSI and its Transferred Subsidiaries are members of an affiliated, combined or unitary group filing Consolidated or Combined Returns, (i) for U.S. federal Income Tax purposes and (ii) for state and local Income Tax purposes in the jurisdictions, if any, set forth in Section 3.24(b) of the Seller Disclosure Letter. None of the Transferred Companies (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law) that would be binding upon any Transferred Company after the Closing Date or (ii) has any liability for the Taxes of another Person (other than another Transferred Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

(c)    None of the Transferred Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) any election under Section 108(i) of the Code (or similar provision of any state or local law). None of the Transferred Companies has “participated in a listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) in any year for which the statute of limitations for the assessment or collection of Tax remains open.
(d)    None of the Transferred Companies have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(e)    SCL and its Transferred Subsidiaries are each treated for federal tax purposes as a disregarded entity. None of SCL or its Transferred Subsidiaries has elected under Treasury Regulation Section 301.7701-3 with respect to its federal income tax classification.
(f)    Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in Section 3.16 and this Section 3.24, are the sole and exclusive representations and warranties relating to Tax matters.
Section 3.25     Intellectual Property. To the Knowledge of Seller, (a) the conduct of the Business does not infringe in any material respect the Intellectual Property rights of any Person and (b) none of the Intellectual Property owned by the Transferred Companies is being infringed in any material respect by any Person. To the Knowledge of Seller, all license fees due and owing with respect to software of other Intellectual Property licensed by the Transferred Companies have been paid in full.
Section 3.26     Real Property

(a)    None of the Transferred Companies own any parcels of Real Property. Except as may be set forth in the Leases, the Transferred Companies have no outstanding options or obligations, rights of first offer or rights of first refusal to purchase any material real property.
(b)    Section 3.26(b) of the Seller Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Purchaser a true and complete copy in all material respects of each such Lease document (including any amendments, renewals, extensions, and guarantees related thereto). Except as set forth in Section 3.26(b) of the Seller Disclosure Letter, with respect to each of the Leases:
(i)    each of the applicable Transferred Companies has a valid leasehold interest in the real property subject to a Lease included in the Leased Real Property, free and clear of all Liens, other than Permitted Liens;
(ii)    such Lease is valid, binding, and in full force and effect;
(iii)    the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which lease consents set forth on Section 3.26(b) of the Seller Disclosure Letter are obtained), will not result in a breach of or default under such Lease;
(iv)    to the Knowledge of Seller, neither the applicable Transferred Company nor any landlord party to the Lease has delivered or received any written notice of breach or default under such Lease in any material respect;
(v)    the applicable Transferred Company has not subleased or licensed the Leased Real Property or any material portion thereof; and
(c)    The Leased Real Property identified in Section 3.26(b) of the Seller Disclosure Letter comprise all of the material real property used in the business of the Transferred Companies.
(d)    To the Knowledge of Seller, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of

1990, as amended, affecting the Leased Real Property (collectively, the “Real Property Laws”). To the Knowledge of Seller, no Transferred Company has received any written notice of any material violation of any Real Property Law.
Section 3.27     Insurance Policies of the Transferred Companies.
(a)    Section 3.27(a) of the Seller Disclosure Letter lists all material insurance policies (including fidelity bonds and other similar instruments, but excluding ceded Reinsurance Contracts) covering the Transferred Companies or the officers or directors thereof immediately following the Closing Date, in each case, as in effect on the Contract Date, other than insurance policies with Affiliates that will be terminated as of the Closing Date (the “Company Insurance Policies”).
(b)    All material premiums payable under the Company Insurance Policies either have been timely paid or adequate provisions for the payment thereof has been made. No written notice of cancellation or termination has been received by Seller or any Transferred Company with respect to any Company Insurance Policy.
Section 3.28     Brokers and Finders. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Seller or any of its respective Affiliates in connection with this Agreement or the transactions contemplated hereby, except Bank of America Merrill Lynch, whose fees for services rendered in connection therewith will be paid by the Seller.
Section 3.29     Environmental, Health, and Safety Matters.
(a)    Except as disclosed in Section 3.29(a) of the Seller Disclosure Letter, to the Knowledge of Seller, each of the Transferred Companies is, and since January 1, 2011 has been, in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.
(b)    Without limiting the generality of the foregoing, each Transferred Company, has obtained and is in possession of, has for the past three (3) years complied, and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental Health, and Safety Requirements for the occupation of its Leased Real Property and the operation of its Business.

(c)    No Action is pending or, to the Knowledge of Seller, threatened against any Transferred Company arising under any Environmental, Health, and Safety Requirements. Since January 1, 2011, no Transferred Company has received any written notice, report or request for information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, or any claim based upon the release of or exposure to Hazardous Substances, including personal injury, wrongful death or property damage, including any investigatory, remedial, or corrective obligations, relating to any Transferred Company, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements, other than in connection with any such matter that has been resolved.
(d)    To the Knowledge of Seller, there has been no release, discharge or disposal of Hazardous Substances by any Transferred Company at, on, under or from the Leased Real Property, or arising out of the operations of any Transferred Company, which, in each case, requires a material investigation or remediation by Seller or any of its Affiliates (including the Transferred Companies) under applicable Environmental, Health, and Safety Requirements or would otherwise reasonably be expected to result in the imposition of any material liability to any Transferred Company under any Environmental, Health, and Safety Requirements.
(e)    To the Knowledge of Seller, there is no asbestos-containing material present in or on any Leased Real Property, in a condition constituting a violation of Environmental, Health, and Safety Requirements by any of the Transferred Companies, and since January 1, 2011, none of Seller or any of its Affiliates (including the Transferred Companies) has received a claim or demand relating to the presence of asbestos in or at any Leased Real Property.
(f)    The representations and warranties set forth in this Section 3.29 are Seller’s sole and exclusive representations and warranties regarding Environmental, Health and Safety matters.
Section 3.30     Guaranty Fund Assessments. The Transferred Insurance Companies have (i) timely paid or reserved for all guaranty association assessments that are due to any state guaranty association or other similar involuntary association or pool, and (ii) provided for all such assessments in the statutory statements to the extent necessary to be in conformity with SAP.
Section 3.31     Rating Agencies. Except as set forth in Section 3.31 of the Seller Disclosure Letter, as of the date of this Agreement, no rating agency has, to the Knowledge of Seller, indicated that it is considering the downgrade of any rating assigned to any such Transferred Company or the placement of such Transferred Company on negative watch (other than any surveillance or review arising out of the transactions contemplated by this Agreement). Each such Transferred Company has as of the date of this Agreement the A.M. Best Company, Inc. and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business ratings set forth in Section 3.31 of the Seller Disclosure Letter.
Section 3.32     Portfolio Investments. All Investment Assets comply in all material respects with the applicable Insurance Laws and regulations of the respective state of domicile of the applicable Transferred Insurance Company. Except as set forth in Section 3.32 of the Seller Disclosure Letter, none of the Investment Assets is in default in the payment of principal or interest. Except as set forth in Section 3.32 of the Seller Disclosure Letter, as of the Contract Date, none of the Transferred Companies is a party to any derivative transaction which, pursuant to its terms and without any additional investment decision on the part of such Transferred Company, could result in an additional payment by such Transferred Company.
Section 3.33     Business Continuity. None of the material computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Transferred Companies in the conduct of the Business have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused, or would reasonably be expected to cause, a Business Material Adverse Effect.
Section 3.34     Data Privacy and Security. Since January 1, 2011, the conduct of the Business has complied in all material respects with and, as presently conducted, is in compliance in all material respects with, all Data Laws. Since January 1, 2011, neither the Seller nor any of its Affiliates (in the conduct of the Business) nor a Transferred Company in the conduct of any business has experienced any incidents involving personal information or other sensitive data that gave rise to any reporting requirements under applicable Data Laws, which, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Business Material Adverse Effect.
Section 3.35     Actuarial Data. Seller has delivered to Purchaser data tables listed in Section 3.35 of the Seller Disclosure Letter for Purchaser’s use in developing its independent projections of required loss, allocated loss adjustment expense, and unallocated loss adjustment expense reserves in connection with the Business.  With respect to each such data table, to the Knowledge of Seller, the data are accurate in all material respects. Notwithstanding the forgoing, no representation or warranty is made as to the accuracy of any actuarial analysis or estimates contained in the data tables listed in Section 3.35 of the Seller Disclosure Letter. The data tables delivered on the Contract Date do not reflect excess of loss workers’ compensation reinsurance from an Affiliate of Seller with respect to 2009 and 2010; revised data tables reflecting such reinsurance will be delivered by Seller to Purchaser within five (5) Business Days following the Contract Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER; OBLIGATIONS OF AFG

Except as set forth in the Purchaser Disclosure Letter, Purchaser, and, solely for the purpose of Section 4.6, AFG, hereby represent and warrant to Seller as of the Contract Date and as of the Closing Date (except where another date is specified, in which case the relevant representation and warranty is made only as of such specified date) as follows:
Section 4.1     Organization and Standing. Purchaser: (a) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets or the nature of the business conducted by it makes such qualification necessary, except, in the case of clauses (b) and (c), where the failure to have such power and authority or to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.2     Authorization. Purchaser has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement, and as of the date on which each Ancillary Agreement to which Purchaser or an Affiliate of Purchaser (as applicable) is to be executed and delivered pursuant to the terms hereof, Purchaser or such applicable Affiliate, as applicable, will have all requisite corporate power and authority to execute and deliver, and to perform its obligations under, each of the Ancillary Agreements to be so executed and delivered by it. The execution and delivery by Purchaser of this Agreement, and by Purchaser or the applicable Affiliate of Purchaser, as applicable, of the Ancillary Agreements to be so executed by Purchaser or such Affiliate, have been duly authorized by Purchaser’s board of directors and by all other necessary corporate action on the part of Purchaser and its applicable Affiliates. This Agreement has been duly executed and delivered by Purchaser, and the Ancillary Agreements to be executed by Purchaser or an Affiliate of the Purchaser will, on the date such Ancillary Agreement is to be executed and delivered pursuant to the terms hereof, be duly executed and delivered by Purchaser or such Affiliate, and, subject to the due execution and delivery by the other parties to such agreements, this Agreement is, and the Ancillary Agreements executed by Purchaser or its applicable Affiliate will be, valid and binding obligations of Purchaser or such Affiliate, as applicable, enforceable against Purchaser or such Affiliate in accordance with their respective terms, subject to the Enforceability Exceptions.
Section 4.3     Actions and Proceedings. Except as disclosed in Section 4.3 of the Purchaser Disclosure Letter, there are no:
(a)    outstanding Orders applicable to Purchaser or its properties or assets that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect; or
(b)    Actions pending or threatened against Purchaser, at law or in equity, or before or by any Governmental Authority or arbitrator of any kind that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.4     No Conflict or Violation. The execution, delivery and performance by Purchaser of this Agreement and the execution, delivery and performance by Purchaser or each of its applicable Affiliates of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms and conditions hereof and thereof will not:
(a)    violate any provision of the certificate of incorporation, bylaws or other Organizational Documents of Purchaser or such Affiliate;
(b)    violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any material contract to which Purchaser is a party or by or to which any of its properties may be bound or subject;

(c)    violate any Order, or any agreement with, or condition imposed by, any arbitrator or Governmental Authority binding upon Purchaser;
(d)    subject to obtaining the consents and approvals, making the filings and giving the notices referred to in Section 4.5 hereof, violate any Applicable Law; or
(e)    result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to Purchaser’s business;
except in the case of Subsections (a)-(e) of this Section 4.4, for such breaches, conflicts, modifications, terminations, violations, defaults, impairments or revocations that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.5     Governmental Consents. The execution, delivery and performance by Purchaser of this Agreement, and by Purchaser or the applicable Affiliate of Purchaser of any Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the respective terms hereof and thereof, do not require Purchaser or such Affiliate to obtain any consent or approval from, or make any filing with, or give any notice to, any Governmental Authority, except (a) filings required under the HSR Act, (b) as set forth in Section 4.5 of the Purchaser Disclosure Letter or (c) such consents, approvals, filings or notices the failure of which to be obtained, made or given, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.6     Sufficient Funds. AFG has, and at Closing Purchaser will have, sufficient funds to pay the Purchase Price, as it may be adjusted pursuant to the terms of Section 2.4, and to effect all other transactions contemplated by this Agreement and the Ancillary Agreements and to pay all fees and expenses of Purchaser related to the transactions contemplated by this Agreement and the Ancillary Agreements. Purchaser has provided Seller with a true and complete copy of (i) the audited GAAP financial statements of AFG as of December 31, 2012 (the “AFG Balance Sheet”), and (ii) a true and correct balance sheet of Purchaser as of September 30, 2013, and there has been no Purchaser Material Adverse Effect since such date.
Section 4.7     No Additional Representations; Inspection. Notwithstanding anything contained in this Agreement, any Ancillary

Agreement, the Seller Disclosure Letter or any of the Schedules or Exhibits hereto or thereto, Purchaser acknowledges and agrees that neither Seller nor any of its respective Affiliates, officers, directors, employees, advisors, agents, or other representatives is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Transferred Companies or the Business, other than the representations and warranties expressly set forth in ARTICLE III and that the Transferred Companies and the Business are otherwise being sold “as is” and “where is.” Without limiting the generality of the foregoing, neither Seller nor its respective Affiliates make any representations or warranties with respect to the success or profitability of the Business or the Transferred Companies, or otherwise with respect to the conduct of the Business following the Closing. In addition, Purchaser acknowledges and agrees that any estimates, forecasts, projections and predictions that have been provided or made available to Purchaser by or on behalf of Seller, including the Confidential Information Memorandum, the electronic data room and all management presentations established or provided in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be representations or warranties of Seller or any of its respective Affiliates and shall not form the basis, in whole or in part, for any claim against Seller or any of its respective Affiliates.
Section 4.8     Purchase For Investment; Investment Company. Purchaser is purchasing the Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Purchaser acknowledges that the Equity Interests have not been registered under the Securities Act, or any state securities laws, and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable. Purchaser is not an investment company subject to registration and regulation under the Investment Company Act.
Section 4.9     Inspection. Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Transferred Companies and the Business, (ii) has been provided with adequate access to such information, documents and other materials relating to the Transferred Companies and the Business as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions to Seller with respect to such information, documents and other materials and has received answers to such questions that it considers satisfactory. Purchaser and its Affiliates have made their investment decision with respect to the acquisition of the Business and the Equity Interests without reliance upon, any information, documents and other materials other than the representations and warranties contained in this Agreement.
Section 4.10     Brokers and Finders. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V
COVENANTS

Section 5.1     Preservation of Business, Conduct of Business. From the Contract Date through the Closing, except (a) as set forth in Section 5.1 of the Seller Disclosure Letter, (b) as contemplated by this Agreement or in furtherance of the transactions or other actions contemplated by this Agreement or the Ancillary Agreements (including the separation of the Business from the business of Seller and its Affiliates (other than the Transferred Companies)), (c) as required by Applicable Law, (d) to the extent consented to by Purchaser in writing, or (e) to the extent Purchaser fails to respond to a written request for consent within fifteen (15) Business Days after receipt of such request, (x) Seller shall cause each of the Transferred Companies and the Business to (i) operate in the Ordinary Course of Business, (ii) use commercially reasonable efforts to preserve intact the business of the Transferred Companies and the relationship of the Business with its policyholders (it being understood that no action by Seller or any of its respective Affiliates, as applicable, with respect to matters specifically addressed by any provision of Subsections (a) through (p) of this Section 5.1 shall be deemed to be a breach of the foregoing unless such action would constitute a breach of such provision of this Section 5.1), (iii) use commercially reasonable efforts to retain the services of officers and key employees, consultants, Producers and agents of the Business, and (iv) use commercially reasonable efforts to keep their business and properties substantially intact, and (y) Seller shall cause the Transferred Companies not to do any of the following:
(a)    (i) split, combine or reclassify any of the outstanding capital stock of, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, the outstanding capital stock of any Transferred Company, or (ii) purchase, redeem or otherwise acquire any shares of outstanding capital stock of any Transferred Company, or any rights, warrants or options to acquire any such shares;
(b)    declare or pay any dividends or distributions on or in respect of any of the Equity Interests;
(c)    transfer, issue, sell, pledge, encumber or dispose of, or authorize the transfer, issuance, sale, pledge, encumbrance or disposition of, any membership interests of or shares of capital stock or other securities of any of the Transferred Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire any membership interests of or shares of capital stock or other securities of any of the Transferred Companies;
(d)    amend the Organizational Documents of any Transferred Company;
(e)    make any changes in the actuarial, underwriting, claims administration, actuarial reserving or accounting methods, policies, practices or principles of the Transferred Companies in effect on the date hereof (other than (x) any change required by Applicable Law, GAAP or SAP, (y) in respect of underwriting or claims administration, in the Ordinary Course of Business, or (z) the Prior Year Reserve Release);
(f)    transfer, issue, sell, pledge, encumber or dispose of any assets of any of the Transferred Companies, other than (i) in the Ordinary Course of Business, including (A) treasury and cash management functions conducted in the Ordinary Course of Business, (B) Ordinary Course of Business reinsurance arrangements, or (C) dispositions of investments in a manner consistent with the respective investment policies of each Transferred Company, or (ii) any sale, assignment, transfer, lease, license or other disposition (including by way of reinsurance outside the Ordinary Course of Business) of any material assets of any of the Transferred Companies with a sale price that exceeds $25,000 individually or $100,000 in the aggregate or (iii) Permitted Liens;

(g)    incur any indebtedness for borrowed money, or otherwise become responsible for any indebtedness of another Person;
(h)    acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;
(i)    enter into any settlement or release with respect to any Action or Order (except for claims under policies or contracts of insurance or reinsurance in the Ordinary Course of Business), unless such settlement or release (a) contemplates only the payment of money without ongoing limits on the conduct or operation of the Business, which payments of money shall not be in excess of $25,000 individually or $100,000 in the aggregate, (b) provides for a complete and unconditional release or dismissal with prejudice, and (c) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Transferred Company;
(j)    abandon, modify, waive or terminate any material Permit;
(k)    other than pursuant to its current terms, enter into, amend, terminate, renew or extend any Material Contract, Contract with Key Non-Affiliated Entities, Reinsurance Agreement or Lease, or enter into any contract that would be a Material Contract, Reinsurance Agreement or Lease if in effect on the Contract Date;
(l)    acquire any owned real property (other than real estate acquired or held for investment purposes in the Ordinary Course of Business);
(m)    other than actions taken in Ordinary Course of Business with respect to current or former employees of Seller and its Affiliates (including similarly situated Business Employees), (x) amend any Company Benefit Plan in any material respect in a manner affecting the Business Employees, (y) establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan that provides compensation or employee benefits to the Business Employees, or (y) take any action to increase the rate of compensation of the Business Employees;
(n)    other than (x) actions taken in Ordinary Course of Business with respect to current or former employees of Seller and its Affiliates (including similarly situated Business Employees), (y) as provided for in any written agreements or Company Benefit Plans or (z) as required by Applicable Law, (i) other than bonuses already earned and payable under plans existing on the

Contract Date, grant any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Business Employees, (ii) change the terms of employment for any Business Employee or terminate the employment of any Business Employees, in each case for which the aggregate costs and expenses of such action exceed $50,000, or (iii) accelerate the vesting or payment of any compensation or benefit for any Business Employee; provided, however, that nothing in this clause (n) is intended to limit the payments of any amounts that would ordinarily be paid such as payments from a long-term or short-term incentive program;
(o)    issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, or redeem or repurchase any Purchased Company Securities or make any changes (by combination, reorganization or otherwise) in the capital structure of the Purchased Company (other than pursuant to the terms of the awards under a Company Benefit Plan); or
(p)    agree or commit to do any of the foregoing.
Section 5.2     Reserve Balances. During the period between the Balance Sheet Date and the Closing Date, none of Seller, LMIC, LCS or the Transferred Companies shall take, or cause to be taken, any actions to record any favorable reserve development with respect to the reserves of the Transferred Insurance Companies (other than (i) any change required by Applicable Law, GAAP or SAP, (ii) Ordinary Course of Business reserve releases attributable to development of the in-force business of the Transferred Insurance Companies and (iii) the Prior Year Reserve Release) to the extent such actions would result in the difference between the Held Reserve and the Indicated Reserve as of the Closing Date as reflected in Section 5.2 of the Seller Disclosure Letter, as calculated by Seller's actuary in the same manner and applying consistent methodologies, as being less than the difference between the Held Reserve and the Indicated Reserve as of the Balance Sheet Date less the amount of the Prior Year Reserve Release.
Section 5.3     Access.
(a)    During the period between the Contract Date and the Closing Date, Purchaser shall be entitled, through its employees and representatives and at its own expense, to make such examination of all premises, properties, books, records, contracts, and documents of or to extent principally pertaining to each Transferred Company or the Business as Purchaser may reasonably request. In addition, and subject to Section 5.4 of this Agreement, during the period between the Contract Date and the Closing Date, (i) Purchaser shall be entitled through its employees and representatives and, at its own expense, to access such books, records, contracts and documents and make such examinations or interviews of Business Employees as Purchaser may reasonably request and only to the extent reasonably necessary to enable Purchaser to conduct business following Closing or to enable Purchaser to prepare its purchase accounting related to the transaction contemplated by this Agreement, and (ii) Seller shall permit all relevant Business Employees, as reasonably determined by Seller, to assist Purchaser with the preparation and delivery of appropriate presentations to third parties, including third-party reinsurers, as reasonably necessary to implement Purchaser’s reasonably designed reinsurance program, after giving appropriate regard to matters of confidentiality in a form and substance satisfactory to Seller. Any investigation, examination or interview by Purchaser of employees of the Transferred Companies and its respective Affiliates or access or assistance pursuant to any of the provisions of this Section 5.3 shall be conducted or occur at reasonable times during normal business hours and upon reasonable prior notice to Seller with a representative of Seller present; provided, however, that such actions by Purchaser shall not unreasonably interfere with the normal operation of the Business. Notwithstanding any other provisions of this Section 5.3, Purchaser and Seller shall cooperate in implementing the provisions of this Section 5.3 so as not to prevent or interfere with Seller’s compliance with Section 5.1 hereof.
(b)    Following the Closing Date, Seller shall, and shall cause its Affiliates to: (i) allow Purchaser, upon reasonable prior notice and during normal business hours, through its employees and representatives, the right, at Purchaser’s expense, to examine and make copies of any records retained by Seller in respect of the Transferred Companies for any reasonable business purpose, including, without limitation, the preparation or examination of Purchaser’s Tax Returns, regulatory filings and financial statements, but only to the extent that such records of Seller constitute Books and Records; (ii) allow Purchaser to interview Seller’s or its applicable Affiliate’s employees for any reasonable purpose relating to the Business, including, without limitation, the preparation or examination of Tax Returns, regulatory and statutory filings and financial statements and the conduct of any litigation relating to the Business or otherwise, or the conduct of any regulatory, customer or other dispute resolution process and (iii) maintain such records for Purchaser’s examination and copying until at least the sixth anniversary of the Closing Date, after which anniversary Seller may destroy such records in their discretion, provided that Seller and its Affiliates shall have no obligation to maintain or retain any books and records to the extent that electronic (to the extent that Purchaser has or had unrestricted download capability to such electronic books and records) or paper copies or originals of such books and records are delivered to Purchaser or any of its Affiliates (including any of the Transferred Companies) at or prior to the Closing. Access to such employees and records shall not unreasonably interfere with the business operations of Seller or its respective Affiliates.
(c)    Following the Closing Date, Purchaser shall, and shall cause its Affiliates to: (i) allow Seller, upon reasonable prior notice and during normal business hours, through their respective employees and representatives, the right to (A) examine and make copies, at Seller’s expense, of the books and records of the Transferred Companies and (B) interview Purchaser’s and its Affiliates’ employees, in the case of either clause (i)(A) or (i)(B), in connection with the preparation or examination of Tax Returns, regulatory and statutory filings and financial statements, review of the Closing Statement, the conduct of any regulatory, customer or other dispute resolution process, to the extent related to the period prior to Closing; and (ii) maintain such books and records for Seller’s examination and copying. Purchaser shall maintain and make available to Seller such books and records of the Transferred Companies for at least six (6) years after the Closing Date. Access to such employees and books and records shall not unreasonably interfere with the business operations of Purchaser or its Affiliates.
(d)    Anything to the contrary in Section 5.3(a), (b) or (c) notwithstanding, the party granting access may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with Applicable Laws. Notwithstanding the foregoing, the party granting access shall provide Books and Records related to pending claims, compliance and regulatory matters, reinsurance and any other matter that is the subject of a pending matter, settlement or Order.
Section 5.4     Confidentiality.
(a)    Without limiting any of the terms thereof, from the Contract Date until the Closing Date, the terms of the Confidentiality Agreement shall govern Purchaser’s and its agents’ and representatives’ obligations with respect to all confidential information with respect to the Business, the Seller, the Transferred

Companies and their respective Affiliates and other related Persons, which has been provided or made available to them at any time, including during the period between the Contract Date and the Closing Date; and the terms of the Confidentiality Agreement are incorporated herein by reference. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate.
(b)    From and after the Closing: (i) Seller shall, and shall cause its respective Affiliates and representatives to, maintain in confidence any written, oral or other information to the extent relating to the Business obtained by virtue of Seller’ ownership of the Business prior to the Closing; and (ii) Purchaser shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to Seller or its respective Affiliates (other than information to the extent relating to the Business) obtained by virtue of its ownership of the Business from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to Applicable Law or such information can be shown to have been in the public domain through no fault of the applicable party. Notwithstanding the foregoing, after the Closing, Purchaser shall, and shall cause its Affiliates and representatives to, use commercially reasonable efforts to promptly (and in any event within six (6) months after the Closing) remove, erase, delete or otherwise destroy all information of or relating to Seller or its respective Affiliates (other than to the extent relating to the Business) (whether in print, electronic or other forms) in the possession of any Business Employee.
Section 5.5     Consents and Reasonable Efforts.
(a)    Subject to the terms and conditions of this Agreement, each of Purchaser and Seller agrees to use its reasonable best efforts (i) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable and not more than 120 days after the Contract Date, the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to (A) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (B) defend any litigation or other proceeding seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking damages related thereto.
(b)    Subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all requirements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and, subject to the conditions set forth in Article VII and Article VIII, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by Purchaser, Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, it being understood and agreed that, subject to Section 5.13, “reasonable best efforts” shall, with respect to the Purchaser, be deemed to include complying with any requirements of Applicable Law or of any Governmental Authority that may arise or be imposed in connection with the approval of the transactions contemplated hereby, provided that neither Seller, Purchaser nor any Affiliate shall be required to comply with any extraordinary requirements of a Governmental Authority that would materially and adversely interfere with the operations of the Business, taken as a whole.
(c)    Without limiting the generality of the other provisions of this Section 5.5, Purchaser will promptly file appropriate “Form A’s” with the applicable Governmental Authorities set forth in Section 3.7 of the Seller Disclosure Letter within twenty (20) Business Days from the Contract Date, and Purchaser and Seller and their respective applicable Affiliates will promptly (but in any event within twenty (20) Business Days from the Contract Date) file all documentary materials required with respect to other filings, notices, consents or approvals with or of any Governmental Authority in connection with the transactions contemplated by this Agreement and promptly file any additional information requested by any Governmental Authority as soon as practicable after receipt of a request therefor. Purchaser agrees promptly to provide, or cause to be provided, all information and documents that may be requested by any Governmental Authority relating to Purchaser or its Affiliates or its or their structure, businesses, operations, assets, liabilities or financial condition or any of its or their directors, officers, partners, members, or shareholders.
(d)    To the extent necessary to ensure consistent reporting, the parties agree that they will consult with each other with respect to the obtaining of all consents or approvals of Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to such consents or approvals. Purchaser and Seller shall have the right to review in advance, and to the extent practicable, and subject to any restrictions under Applicable Law, each will consult the other on, any material filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Purchaser and Seller shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to Applicable Laws.
(e)    Purchaser and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Authority in connection with the transactions contemplated by this Agreement.
(f)    Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.
(g)    None of Purchaser, on the one hand, or Seller or any Transferred Company, on the other hand, shall permit any of their officers or any other representatives or agents to participate in any live or telephonic meeting with any Governmental Authority in respect of any filings, investigation or other inquiry (other than routine, ministerial matters) relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by Applicable Law and by such Governmental Authority, gives the other the opportunity to attend and participate in such meeting.
Section 5.6     Third-Party Consents.
(a)    Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to obtain, as promptly as possible but in no event later than the Closing, the consents, approvals and agreements of, or to give and make all notices and filings with the Persons listed in Section 5.6 of the Seller Disclosure Letter (the “Third-Party Approvals”); provided, in each case, that Seller and Purchaser shall bear equally the cost of obtaining any Third-Party Approval pursuant to this Section 5.6 up to $250,000, and Purchaser shall bear all such costs in excess of such amount. In furtherance of the foregoing, Purchaser agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent, approval or agreement is sought hereunder. Notwithstanding the foregoing, the failure to obtain any Third-Party Approval shall not (x) constitute a failure to satisfy any condition set forth in Article VII or Article VIII or (y) otherwise relieve any Person from its obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    In the event and to the extent that Seller and Purchaser are unable to obtain any Third-Party Approval prior to the Closing, (i) Seller shall, for a period of up to twelve (12) months following the Closing, use commercially reasonable efforts in cooperation with Purchaser and its Affiliates (including the Transferred Companies) to provide or cause to be provided to Purchaser the benefits of any agreement for which Third-Party Approval has not been obtained (an “Unassigned Agreement”). If and when any Third-Party Approval shall be obtained, Seller shall promptly assign all of its rights and obligations under the Unassigned Agreement for which Third Party Approval has been obtained to Purchaser without the payment of further consideration and Purchaser shall, without the payment of any further consideration therefor, assume such rights and obligations and Seller shall be relieved of any and all obligation or liability hereunder and thereunder. Notwithstanding the foregoing, to the extent that Seller and Purchaser are unable to obtain any Third-Party Approval with respect to an agreement prior to the Closing, the parties hereto agree that from and after the Closing, Purchaser and the Transferred Companies shall not have any rights, or be entitled to any benefits, under such agreement until such time as such Third-Party Approval is obtained.
Section 5.7     Intercompany Balances; Certain Agreements.
(a)    Seller shall, and shall cause its Affiliates to, take such actions and make such payments as may be necessary (including executing one or more releases in form and substance reasonably satisfactory to Purchaser) so that, immediately prior to the Closing, the Transferred Companies, on the one hand, and Seller and its Affiliates (other than the Transferred Companies), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or extinguish all Intercompany Obligations, regardless of their maturity, for the amount due, including any accrued and unpaid interest to but excluding the date of payment, fees and other amounts due or outstanding thereunder; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Purchaser.

(b)    On or prior to the Closing Date, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary (including executing one or more instruments evidencing such termination and one or more releases, in each case, in form and substance reasonably satisfactory to Purchaser) to terminate and release the Transferred Companies from any and all liabilities and obligations arising in connection with all Intercompany Agreements
Section 5.8     Further Actions; Further Assurances.
(a)    Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Without limiting the covenants set forth in Section 5.5, each such party shall, at or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.
(b)    On and after the Closing Date, Seller and Purchaser shall, and shall cause their respective Affiliates to, take all reasonable actions and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof, so as to put Purchaser and its Affiliates in full possession and operating control of the Business and to effect fully the separation of the Business from the Seller.
Section 5.9     Expenses. Except as otherwise specifically provided in this Agreement or the Ancillary Agreements, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants.
Section 5.10     Employee Matters.
(a)    Other than as set forth in Section 5.10(b), not less than twenty one (21) days prior to the expected Closing Date, Purchaser, or the appropriate Affiliate of the Purchaser, on behalf of the Transferred Companies, shall make offers of employment to eligible Business Employees, to be effective as of the Closing. Each such offer by Purchaser, or the appropriate Affiliate of the Purchaser, to a Business Employee shall provide the following terms and conditions: (1) that such offer shall be effective as of the Closing; (2) that the initial work location immediately after the Closing shall be the same as immediately prior to the Closing and the initial job duties of the Business Employee immediately after the Closing shall be substantially similar as immediately prior to the Closing; (3) that the Business Employee’s total annual cash compensation shall in the aggregate be substantially comparable to pre-Closing levels; (4) that the Business Employee shall be immediately eligible to participate in the fringe and employee benefit plans, programs and policies as Purchaser and its Affiliates provides to an eligible employee pursuant to the terms of such plan, program or policy; and (5) that such offer shall be deemed accepted unless affirmatively rejected by the Business Employee (each Business Employee who accepts or is deemed to have accepted such offer of employment (including pursuant to Section 5.10(b)), a “Transferred Employee”). Each such offer shall be subject to the screening procedures of Purchaser set forth in Section 5.10 of the Purchaser Disclosure Letter (for the avoidance of doubt, references in this Agreement to an “eligible” Business Employee means a Business Employee, subject to such screening procedures). Seller shall provide Purchaser with an updated list of the information described in Section 3.15(a) as reasonably requested by Purchaser in writing to enable Purchaser to make the offers of employment described in this Section 5.10(a). Notwithstanding the foregoing, an updated Section 3.15(a) of the Seller Disclosure Letter shall be provided to Purchaser no later than three (3) Business Days after the Contract Date and shall include the names of all Business Employees.
(b)    Notwithstanding Section 5.10(a), Purchaser may, but shall not be obligated to, make an offer of employment to any Business Employee who is on short- or long-term disability, leave under the Family and Medical Leave Act or other leave approved (other than vacation) by the Transferred Companies as of immediately prior to the Closing (each, a “Retained Employee”). Each Retained Employee shall remain an employee of Seller and its Affiliates (other than the Transferred Companies), and neither Purchaser nor the Transferred Companies shall have or retain any liability or obligation in respect of the Retained Employee; provided, that if a Retained Employee is cleared for return to work to perform all essential job functions on or before the six (6) month anniversary of the Closing Date, Purchaser shall cause an offer of employment substantially consistent with the requirements of Section 5.10(a) to be made to such individual (if necessary, with reasonable accommodation). Any Retained Employee that accepts such an offer of employment shall be a Transferred Employee for purposes of this Agreement from and after his or her commencement of employment with Purchaser, the Transferred Companies or any of their Affiliates.

(c)    For all purposes under the employee benefit plans, programs and arrangements established or maintained by Purchaser, the Transferred Companies and their respective Affiliates in which Business Employees may be eligible to participate after the Closing, (the “New Benefit Plans”), each Transferred Employee shall be credited with the same amount of service as was credited with the Transferred Companies and their Affiliates as of the Closing under similar or comparable Company Benefit Plans (only for purposes of eligibility to participate and vesting, but not for benefit accrual); provided, that such crediting shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Transferred Employees may be eligible to participate following the Closing, each Transferred Employee will be eligible to participate in such New Benefit Plans, based on the service credited pursuant to the first sentence of this Section 5.10(c), to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Benefit Plan in which such Transferred Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical, vision and/or life benefits to any Transferred Employee, Purchaser and the Transferred Companies shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan; provided, to the extent dental, vision or life benefits are fully insured, only to the extent approved by the insurance carrier; provided further, that Purchaser shall use commercially reasonable efforts to obtain such consent. For each Business Employee enrolled in a New Benefit Plan providing medical coverage, Purchaser and the Transferred Companies shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Transferred Employee’s participation in the corresponding New Benefit Plan begins to be taken into account for purposes of satisfying all deductible, and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan to the extent administratively practicable as determined in good faith by the Purchaser. For purposes of paid time off, each Transferred Employee will be provided payment by the Seller for the value of all accrued time through the Closing Date and, after the Closing Date, Transferred Employees will be provided with paid-time off pursuant to the terms of the Purchaser’s program; provided, however, that (x) the

Transferred Employees will receive credit for all service with the Transferred Companies prior to and following the Closing Date and (y) in the event that a Transferred Employee received approval from Seller and its Affiliates of a vacation in the Ordinary Course of Business prior to the Closing Date, Purchaser shall, unless conflicting business demands require otherwise, advance the Transferred Employee the same number of paid vacation days so as to permit the Transferred Employee to take such vacation on a paid basis up to a maximum of five (5) days of paid vacation. For purposes of Transferred Employees who participate in the Seller’s Savings Plan, the Purchaser shall cause the Purchaser’s 401(k) plan to accept an elective direct rollover of the Transferred Employees’ accounts under the Seller’s Savings Plan which includes participant loans.
(d)    Subject to any required enrollment and payment requirements, following the Closing Date Seller shall continue to honor eligibility for Company Benefit Plans providing post-retirement medical, dental and life insurance plans for all Transferred Employees who were eligible to retire from Seller and its Affiliates and receive the same as of the Closing. For purposes of determining the timing of commencement of the required enrollment procedures for such post-retirement benefits (but, for avoidance of doubt, not eligibility requirements), the date as of which the eligible Transferred Employee terminates service with Purchaser, the Transferred Companies and their Affiliates following the Closing Date shall be treated as the date as of which the Transferred Employee retired from service with Seller and its Affiliates; provided, however, that the Transferred Employee shall have notified Seller of the Transferred Employee’s termination of employment with Purchaser, the Transferred Companies and their affiliates within 30 days of such termination of employment. Purchaser will not assume any liability associated with any of the Company Benefit Plans maintained by the Seller providing such benefits.
(e)    With respect to any Transferred Employee whose employment is terminated by Purchaser, the Transferred Companies or any of their Affiliates (other than for cause) during the twelve-month period commencing immediately following the Closing Date, Purchaser shall provide, or shall cause its Affiliates to provide, severance benefits to such Transferred Employee, which shall be determined and payable in accordance with either (i) the severance benefit plan or arrangement maintained by Seller or any of its Affiliates for the benefit of such Transferred Employee immediately prior to the Closing Date or (ii) the severance benefit plan maintained for similarly situated employees of Purchaser and its Affiliates at the time of such Transferred Employee’s termination of employment, whichever is more favorable to the Transferred Employee, in each case taking into account all service with Seller, Purchaser and their respective Affiliates in determining the amount of severance benefits payable.
(f)    No later than the later of the Closing Date and March 15, 2014, Seller shall cause eligible Business Employees to be paid amounts under Seller’s and its Affiliates’ annual bonus plans or other incentive plans, in each case with respect to performance periods completed prior to the date of payment, that are due or become due as a result of the transaction.
(g)    Purchaser or its Affiliates shall grant and pay to Transferred Employees awards under an annual bonus plan maintained by Purchaser or its Affiliates subject to the achievement of performance goals and criteria determined by Purchaser (“Purchaser Awards”); provided that the performance period applicable to the Purchaser Awards shall begin as of January 1, 2014. The amount accrued by Seller from January 1, 2014 through and including the Closing Date in respect of the awards that Seller or its Affiliates’ would have granted in the Ordinary Course of Business for the 2014 performance year under Seller’s and its Affiliates’ annual bonus plans for the performance period beginning in 2014 (collectively the “Seller Awards”) shall be reflected in the calculation of GAAP Tangible Equity. The accrual will be based on the Seller Awards’ target values, and will only be accrued to the extent Seller or its Affiliates have not made payment to the Transferred Employee in respect of the Seller Awards. No later than 5 Business Days prior to the Closing Date, Seller shall deliver to Purchaser a schedule detailing the names of the Transferred Employees who would have received Seller Awards, the amounts of such Seller Awards and the amounts accrued pursuant to this Section 5.10(g).
(h)    On or as soon as reasonably practicable following the Closing Date, Purchaser or its Affiliates shall provide a compensatory arrangement to each Transferred Employee who forfeits one or more long-term incentive awards as a result of, or in connection with, the transactions contemplated by this Agreement, which compensatory arrangement shall provide an incentive opportunity for each such Transferred Employee to earn the value lost by the Transferred Employee in respect of such forfeited long-term incentive awards. An amount equal to $262,500 (which represents 50% of the amount of the forfeited long-term incentive awards) shall be reflected in the calculation of GAAP Tangible Equity. No later than 5 Business Days prior to the Closing Date, Seller shall deliver to Purchaser a schedule detailing the names of the Transferred Employees who will forfeit long-term incentive awards as a result of, or in connection with, the transactions contemplated by this Agreement, and the amounts of such awards that are so forfeited.

(i)    Purchaser and Seller agree to the matters set forth on Section 5.10(i) of the Seller Disclosure Letter. For the avoidance of doubt, any amounts payable by Purchaser as set forth on Section 5.10(i) of the Seller Disclosure Letter shall be excluded from the calculation of GAAP Tangible Equity.
(j)    Purchaser and its Affiliates shall not at any time prior to 90 days after the Closing Date effectuate a “plant closing” or a “mass layoff” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or effectuate any similar triggering under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit directly related to the Business or Transferred Employee. Purchaser agrees to provide any required notice under WARN and any other Applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other Applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby
(k)    The terms of this Section 5.10 shall not confer any rights or remedies upon any Transferred Employee or any Governmental Authority or any other Person other than the parties hereto. Nothing contained in this agreement shall constitute or be deemed to be an amendment to any Company Benefit Plan or any other compensation or benefit plan, program or arrangement. Nothing herein expressed or implied shall confer upon any Transferred Employee any rights or remedies, including without limitation, any right to employment or continued employment for any specified period of any nature or kind whatsoever.
(l)    On or prior to the Closing Date, Seller shall pay in full all accrued and unpaid obligations to Transferred Employees for vacation, sick leave, and paid time off.
Section 5.11     Notice of Developments. From the date hereof until the Closing, Seller shall notify Purchaser in writing of: (i) any circumstance, event or action the existence, occurrence or taking of which that, to the Knowledge of Seller, has had, or would reasonably be expected to have, a Business Material Adverse Effect, (ii) any written notice or other communication from any Person alleging that the consent of such Person is required by this Agreement, (iii) any material communication from any Insurance Regulator with respect to the Transferred Companies or the Business; (iv) the resignation, or receipt of any written notice relating to the resignation, of any of the individuals set forth in Section 5.11 of the Seller Disclosure Letter; and (v) any material Action commenced or, to the Knowledge of Seller, threatened in writing against, the

Transferred Companies or the Business before any Governmental Authority or arbitrator, and Purchaser shall notify Seller in writing of any circumstance, event or action the existence, occurrence or taking of which that, to the Knowledge of Seller, has had, or would reasonably be expected to have, a Business Material Adverse Effect.
Section 5.12     Exclusivity. Seller will not (and Seller will cause each of LMIC, LCS and each Transferred Company not to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person (other than Purchaser and its Affiliates) relating to the acquisition of all or any portion of the Business, including any capital stock or other voting securities, or any substantial portion of the assets, of any Transferred Company (whether structured as a merger, consolidation, share exchange, reinsurance transaction or otherwise) (an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any Acquisition Proposal. In the event that Seller or any of their Affiliates (including the Transferred Companies) receive an Acquisition Proposal, Seller shall promptly, but in no event later than forty-eight hours thereafter, notify Purchaser in writing of such proposal and provide a copy thereof (if in written or electronic form) or, if in oral form, a summary of the terms and conditions thereof.
Section 5.13     HSR. Seller and Purchaser shall, as promptly as practicable, but in no event later than twenty (20) calendar days following the execution and delivery of this Agreement, submit all filings required by the HSR Act (the “HSR Filing”) and any other applicable Competition Law, as appropriate, and thereafter provide any supplemental information requested in connection therewith. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable Competition Law. Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable Competition Law. Seller and the Purchaser shall request early termination of the applicable waiting period under the HSR Act and any other applicable Competition Law. Seller and Purchaser shall each promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of the HSR Filing or any Competition Law. Each of Seller and Purchaser shall (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable Competition Law; (b) not (i) extend any waiting period under the HSR Act or any applicable Competition Law or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the Purchaser and Seller. Notwithstanding any of the foregoing, nothing in this Section 5.13 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any material assets, businesses or interests of any Purchaser, Seller, LMIC, LCS, any Transferred Company or any of their respective Affiliates; (B) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to any Purchaser of the transactions contemplated by this Agreement; or (C) any material modification or waiver of the terms and conditions of this Agreement.
Section 5.14     Non-Solicitation. For a period of eighteen (18) months following the Closing Date Seller shall not, and shall cause its Affiliates not to, directly or indirectly or through any other Person, (a) solicit for employment or hire any Person who is at the time of solicitation, or within the three (3) month period prior thereto has been, employed by the Transferred Companies or otherwise employed on behalf of the Business, or (b) solicit for employment or hire any Person who is at the time of such solicitation, or within the three (3) month period prior thereto has been, employed by any of the Key Non-Affiliated Entities. For a period of two (2) years following the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any other Person, (x) solicit any of the Key Non-Affiliated Entities for the purpose of diverting the soliciting agent services work performed pursuant to the Contracts with Key Non-Affiliated Entities, or (y) make use of any Books and Records or undertake any directed effort to intentionally solicit any policyholder or Producer of the Business to transfer their policy from a Transferred Company to an Affiliate of Seller, subject to Applicable Laws. This prohibition on Seller’s ability to solicit in-force business from a Transferred Company specifically restricts advertisements, offers, commission programs, discounts, communications and promotions which are targeted to the Transferred Companies’ policyholders or their Producers. Nevertheless, nothing in this Section shall prohibit Seller from accepting business from any Producer where the business is proposed to Seller or its affiliates at the Producer’s independent initiation. Nothing in this Section 5.14 shall restrict the solicitation or hiring of any person (i) by means of a general solicitation or advertisement that is not intentionally targeted at employees of the Transferred Companies or Persons otherwise employed on behalf of the Business, provided that, and solely for the purpose of this subsection (i), Seller may not hire any of the individuals set forth in Section 5.14 of the Seller Disclosure Letter even if they respond to such solicitation or advertisement, or (ii) whose employment has been terminated by Purchaser, the Transferred Companies or their Affiliates.
Section 5.15     Removal of “Liberty Mutual” Identifiers.
(a)    Subject to the terms and conditions of the Transitional Trademark License Agreement, as soon as reasonably practicable after the Closing Date, but in no event later than fifteen (15) days after the Closing Date, Purchaser shall cause the Transferred Companies to cease using the Liberty Mutual Names and Marks as an identifier in the conduct of the Business as conducted by Purchaser; provided that in the event Purchaser or any Transferred Company is required to obtain the approval of any Governmental Authority set forth in Section 5.15 of the Purchaser Disclosure Letter prior to taking the actions contemplated in this Section 5.15, Purchaser and/or such Transferred Companies shall make all necessary filings within five (5) days of the Closing Date and use their reasonable best efforts to seek all such approvals as promptly as practicable after the Closing Date. Purchaser shall take all actions contemplated in this Section 5.15 as soon as reasonably practicable after obtaining the approvals referred to in this Section 5.15, but in no event later than five (5) Business Days after the date such approvals are received.
(b)    Notwithstanding any other provisions in this Section 5.15, commencing as soon as reasonably practicable following the Contract Date, Purchaser and Seller shall cooperate and use commercially reasonable efforts to take all steps necessary to implement at the earliest practicable date the actions contemplated in Section 5.15(a).
Section 5.16     Ancillary Agreements. During the period prior to the Closing Date, the parties shall negotiate the services to be provided pursuant to the Transition Services Agreement, the Transitional Trademark License Agreement, and any other Ancillary Agreement, in good faith.
Section 5.17     Insurance Policies. From and after the Closing Date, the Transferred Companies and their assets will cease to be insured by any insurance policies or any self-insured programs of Seller or Seller’s Affiliates. With respect to events or circumstances relating to the Business that occurred or existed prior to the Closing Date and that are covered by third party insurance policies of Seller or its Affiliates, Purchaser may request Seller or its Affiliates to make claims under such policies and to remit to Purchaser any recoveries in respect of such claims, provided that Purchaser agrees to reimburse Seller or its Affiliates for either any retentions or deductibles or any retroactive or prospective premium adjustments associated with such coverage.
Section 5.18     Information Technologies. As soon as practicable following the Closing Date, Seller shall, and shall cause its Affiliates to, transfer to Purchaser all servers, laptops, data storage devices, UPS and mobile devices used exclusively by the Transferred Companies prior to the Contract Date, except for any such equipment located in Seller’s Kansas City Data Center, provided that Purchaser shall, and shall cause the Transferred Companies to, promptly remove all software and data, including but not limited to, all information and images, relating to Seller and its Affiliates (other than the Transferred Companies) prior to the termination of the Transition Services Agreement by re-imaging all such devices with a Purchaser image. Purchaser hereby agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any Losses arising out of any third-Person claim as a result of or in connection with the failure of any Transferred Company to promptly remove all such aforementioned software and data from such servers, laptops and mobile devices by re-imaging prior to the termination of the Transition Services Agreement.

Section 5.19     Reinsurance. Prior to the Closing Date, Seller shall cause one of its Affiliates (other than a Transferred Insurance Company) to enter into a workers’ compensation excess of loss reinsurance agreement with the Transferred Insurance Companies, the terms and conditions of which shall be substantially similar to the terms and conditions of the workers’ compensation excess of loss reinsurance agreement entered into between Peerless Insurance Company and the Transferred Insurance Companies on January 1, 2009 and January 1, 2010, except with respect to reinsurance premiums.

ARTICLE VI
TAX MATTERS

Section 6.1     Seller’s Responsibility for Taxes. From and after the Closing, Seller shall bear and pay, reimburse, indemnify and hold harmless Purchaser from and against any and all (a) Consolidated Income Tax Liabilities and (b) Taxes attributable to any Pre-Closing Tax Period imposed on any Transferred Company or for which any Transferred Company may be liable as transferee, successor, by contract or otherwise, in each case, other than (i) Taxes imposed as a result of any transaction that occurs on the Closing Date after effective time of the Closing, (ii) Taxes arising as a result of Purchaser’s making or causing to be made, without the prior written consent of Seller, any election under Section 338 of the Code (or any similar provision of state, local or foreign law) in respect of any Transferred Company and (iii) Taxes that are reflected in the Closing Statement. With respect to any Straddle Period, any liability for Taxes shall be apportioned between the Pre-Closing Period and the remaining portion of such Straddle Period (i) in the case of real and personal property Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of a closing of the books as of the end of the effective time of the Closing, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the remaining portion of such Straddle Period in proportion to the number of days in each such portion.
Section 6.2     Purchaser’s Responsibility for Taxes. Purchaser shall bear and pay, reimburse, indemnify and hold harmless Seller and its Affiliates from and against all liabilities for Taxes relating to any Transferred Company, excluding Taxes for which Seller is responsible under Section 6.1.
Section 6.3     Refunds; Post-Closing Date Losses. Purchaser and Seller shall each be entitled to receive and retain any refund or other reimbursement in respect of Taxes for which such party is responsible under Section 6.1, Section 6.2 or Section 6.7, as the case may be, and Purchaser and Seller, as the case may be, shall promptly (a) notify the other party of the receipt by them or any of their Affiliates of any refund or other reimbursement to which the other party is entitled hereunder and (b) pay over such refund or other reimbursement (net of any reasonable costs attributable to the receipt of such refund or other reimbursement) to the other party. Neither Purchaser nor any Transferred Company shall, to the extent permitted by applicable Tax law, carryback to a Pre-Closing Tax Period any item of loss, deduction or credit or any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period.
Section 6.4     Tax Returns.
(a)    Seller shall be responsible for preparing all Tax Returns of the Transferred Companies for all tax periods ending on or prior to the Closing Date; provided, however, if any such Tax Return described in this Section 6.4(a) relates to a Tax for which Purchaser is responsible under Section 6.2, not later than (i) thirty (30) days prior to the due date for filing such Tax Return by

Seller, Seller shall provide Purchaser with a copy of such Tax Return for Purchaser’s approval in the case of an Income Tax Return, and (ii) twenty (20) days prior to the due date for filing such Tax Return in the case of all other Tax Returns required to be filed by Seller. Seller shall prepare all Tax Returns pursuant to this Section 6.4(a) in a manner consistent with past practices unless otherwise required by law. Tax Returns (including amended Tax Returns) for the Transferred Companies for the tax period ending on the Closing Date shall be prepared in all material respects in a manner consistent with the current and deferred tax calculations that support the Closing Statement.
(b)    Purchaser shall be responsible for preparing and filing all other Tax Returns relating to the business or assets of the Transferred Companies; provided, however, that in the case of any such Tax Return with respect to a Pre-Closing Tax Period or a Straddle Period, not later than (i) thirty (30) days prior to the due date for filing such Tax Return by Purchaser, Purchaser shall provide Seller with a copy of relevant portions of the draft of such Tax Return for Seller’s approval in the case of an Income Tax Return, and (ii) twenty (20) days prior to the due date for filing such Tax Return in the case of all other Tax Returns required to be filed by Purchaser.
(c)    Without the prior written consent of Seller, Purchaser shall not, and shall not permit any of its Affiliates to, amend any Tax Returns or make or change any Tax elections or accounting methods, in each case with respect to any Transferred Company relating to a Pre-Closing Tax Period or a Straddle Period, except to the extent required by applicable Tax law. Upon a determination by Purchaser or any such Affiliate that such amendment or making or changing of any Tax elections or accounting methods is so required, Purchaser shall promptly notify Seller of such determination.
(d)    In the event of any disagreement between Purchaser and Seller regarding any Tax Return furnished to Seller or Purchaser for approval under either Section 6.4(a) or Section 6.4(b) that cannot be resolved by the fifteenth day prior to the due date for such Tax Return, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Purchaser and Seller (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Purchaser and Seller. If the Tax Accountant does not resolve any differences between Purchaser and Seller with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by Purchaser or Seller and amended to reflect the Tax Accountant’s resolution.

Section 6.5     Tax Contests.
(a)    Purchaser or Seller, as the case may be, shall notify the other party within twenty days after receipt by such party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes for which such other party or its Affiliates may be responsible under Section 6.1, Section 6.2 or Section 6.7 (“Tax Matters”).
(b)    Seller shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to Taxes of any Transferred Company for which Seller is obligated to indemnify Purchaser under Section 6.1 or that would otherwise reasonably be expected to result in a claim for indemnification against Seller pursuant to this Agreement. Subject to such control, Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in any administrative or judicial proceeding with respect to Tax Matters other than any Tax Matters relating to any Consolidated Income Tax Liabilities or Consolidated or Combined Return.
(c)    Subject to Section 6.5(d), Purchaser shall have the sole right to control all Tax Matters of any Transferred Company not controlled by Seller pursuant to Section 6.5(b). Subject to such control, Seller and its representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any administrative or judicial proceeding with respect to Tax Matters that would reasonably be expected to give rise to a liability for which Seller is responsible pursuant to Section 6.1 or that would otherwise reasonably be expected to result in a claim for indemnification against Seller pursuant to this Agreement.
(d)    Purchaser shall not, and shall not permit its Affiliates to, concede, settle or compromise a Tax Matter (or portion thereof) controlled by Purchaser under Section 6.5(c) to the extent such concession, settlement or compromise could reasonably be expected to give rise to a liability for which Seller is responsible pursuant to Section 6.1 or otherwise result in a claim for indemnification against Seller pursuant to this Agreement without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
(e)    Seller shall not, and shall not permit its Affiliates to, concede, settle or compromise a Tax Matter (or portion thereof) controlled by Seller under Section 6.5(b) to the extent such concession, settlement or compromise could reasonably be expected to increase the Taxes payable by Purchaser or any of its

Affiliates after the Closing Date without the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 6.6     Books and Records; Cooperation. Purchaser and Seller shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes, (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information that may be relevant to such Tax Return, audit, examination or proceeding, and (c) make employees available on a mutually convenient basis to provide assistance or information, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
Section 6.7     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by one-half by Seller and one-half by Purchaser when due, and Seller and Purchaser will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller and Purchaser will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation filed by the other party.
Section 6.8     Tax Treatment of Indemnity Payments. To the extent permitted under applicable Tax law, the parties agree to treat any indemnity payment made under this Article VI or Article X as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
Section 6.9     Tax Sharing Agreements. All Tax sharing arrangements and Tax indemnity arrangements relating to the Transferred Companies will terminate on the Closing Date and none of the Transferred Companies will have any liability thereunder commencing after the Closing Date.
Section 6.10     Certain Consolidated Return Elections. Seller shall make, or cause to be made, an election under Treasury Regulation Section 1.1502-36(d)(6) to the full extent necessary to avoid any attribute reduction in SHSI or any of its Transferred Subsidiaries pursuant to Treasury Regulation Section

1.1502-36(d). In the event of any such attribute reduction pursuant to Treasury Regulation Section 1.1502-36(d), Seller shall indemnify Purchaser in the amount of 35% of the attribute reduction when it occurs. In the event Seller elects under Treasury Regulation Section 1.1502-36(d)(6)(i)(B) to reattribute attributes of SHSI or any of its Transferred Subsidiaries to Seller, Seller shall indemnify Purchaser at the time of reattribution in an amount equal to 35% of the reattribution. Seller shall deliver to Purchaser for approval a copy of any election described in this Section 6.10, and, to the extent such election relates to a specific dollar amount of stock basis reduction, or provides for reattribution of attributes of Seller, supporting calculations under Treasury Regulation Section 1.1502-36(d), seventy-five days prior to the due date of the U.S. Federal Income Tax Consolidated or Combined Return for the year in which such election is made. Purchaser’s approval of such election shall not be unreasonably withheld, delayed or conditioned.
Section 6.11     Deliveries to Purchaser. Seller shall, (a) on or before the date that is sixty (60) calendar days after the Closing Date, deliver to Purchaser calculations of stock tax basis, earnings and profits and tax attributes of the Transferred Companies and tax attributes of SHSI updated through the Closing Date, and (b) use its commercially reasonable effort to deliver to Purchaser copies of the Tax Returns for the Transferred Companies for the Tax period ending on the Closing Date, prepared on a stand-alone basis, not later than forty-five (45) days prior to the date such Tax Returns are to be filed with the IRS, and in any event not later than thirty (30) calendar days prior to such date, provided that, subject to other provisions of this Agreement, Seller shall have no additional liability to Purchaser with respect to any of the materials delivered to Purchaser pursuant to this Section 6.11.
Section 6.12     Overlap. To the extent of any inconsistency between this Article VI and Article X, this Article VI shall control as to matters relating to Taxes.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE

The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Purchaser to the extent permitted by law:
Section 7.1     Representations, Warranties and Covenants.

(a)    Seller shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it on or prior to the Closing Date, except to the extent that such covenants or obligations are qualified by the term “material,” or contain terms such as “Business Material Adverse Effect,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(b)    the representations and warranties of Seller contained in ARTICLE III of this Agreement (without giving effect to any limitations as to “materiality” or “Business Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct at and as of such date), except where all failures to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect; and
(c)    Purchaser shall have received a certificate signed by a duly authorized officer of Seller to the effect that the foregoing conditions have been satisfied.
Section 7.2     Other Agreements. Seller and its Affiliates shall have executed and delivered each Ancillary Agreement to which it is a party (other than those Ancillary Agreements to be executed and delivered after the Closing Date pursuant to the terms hereof).
Section 7.3     Reserved.
Section 7.4     Rate Lock Agreement. The Rate Lock Agreement shall have been terminated and any amounts advanced to LMIC thereunder shall be paid in cash by Seller to the appropriate Transferred Company.
Section 7.5     Governmental and Regulatory Consents and Approvals. All consents and approvals of Governmental Authorities listed in Section 3.7 of the Seller Disclosure Letter and Section 4.5 of the Purchaser Disclosure Letter shall have been obtained and shall be in full force and effect.
Section 7.6     Competition Law Notifications. The notifications of Purchaser and Seller pursuant to the HSR Act and other applicable Competition Laws shall have been made, all necessary consents shall have been obtained and all waiting periods thereunder (and any extensions thereof) shall have expired or otherwise been terminated.
Section 7.7     Governmental Order. No Governmental Order shall have been issued and be in effect, and no Action shall be pending before any Governmental Authority or arbitrator which has the effect, or would have the effect if determined adversely, of (A) restraining or preventing consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (B) causing any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded, or subject to rescission, following consummation.
Section 7.8     Resignations. Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Transferred Companies, other than those directors and officers with respect to which Purchaser has notified Seller in writing at least five (5) Business Days prior to the Closing Date to not so resign.
Section 7.9     Other Deliverables.
(a)    Seller shall have delivered to Purchaser copies of the certificate of incorporation or similar Organizational Documents of Seller, LCS, LMIC and each Transferred Company, certified as of a date that is no earlier than ten (10) Business Days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;
(b)    Seller shall have delivered to Purchaser a certificate of good standing (or local law equivalent) for Seller, LCS, LMIC and each Transferred Company, issued as of a date that is no earlier than ten (10) Business Days prior to the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization;
(c)    Seller shall have delivered to Purchaser a certificate duly executed by the Secretary or an Assistant Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (A) no amendments to the certificate of incorporation or similar Organizational Document of Seller; (B) the bylaws of Seller; (C) the resolutions of the board of directors (or a duly authorized committee thereof) of Seller, LCS and LMIC authorizing the execution, delivery, and performance of this Agreement and each other Transaction Agreement to which Seller is a party, and (D) incumbency and specimen signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement;

(d)    The Books and Records, provided, however, to the extent that the Books and Records are in the possession of an Affiliate of Seller, the conditions set forth in this Section 7.9(d) shall be deemed satisfied so long as Seller shall use commercially reasonable efforts to provide such Books and Records promptly following the Closing Date; and
(e)    One or more CDs including the Organizational Documents of each Transferred Company, as amended to the Contract Date, the Material Contracts and Reinsurance Agreements made available in the electronic data room.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

The obligations of Seller under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by them to the extent permitted by law:
Section 8.1     Representations, Warranties and Covenants.
(a)    Purchaser shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it on or prior to the Closing Date, except to the extent that such covenants or obligations are qualified by the term “material,” or contain terms such as “Purchaser Material Adverse Effect,” in which case Purchaser shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(b)    the representations and warranties of Purchaser contained in ARTICLE IV of this Agreement (without giving effect to any limitations as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct at and as of such date), except where all failures to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect; and
(c)    Seller shall have received a certificate signed by a duly authorized officer of Purchaser to the effect that the foregoing conditions have been satisfied.

Section 8.2     Other Agreements. Each of Purchaser and its applicable Affiliates shall have executed and delivered each Ancillary Agreement to which it is a party (other than those Ancillary Agreements to be executed and delivered after the Closing Date pursuant to the terms hereof).
Section 8.3     Governmental and Regulatory Consents and Approvals. All consents and approvals of Governmental Authorities listed in Section 3.7 of the Seller Disclosure Letter and Section 4.5 of the Purchaser Disclosure Letter shall have been obtained and shall be in full force and effect.
Section 8.4     Competition Law Notifications. The notifications of Purchaser and Seller pursuant to the HSR Act and other applicable Competition Laws shall have been made, all necessary consents shall have been obtained and all waiting periods thereunder (and any extensions thereof) shall have expired or otherwise been terminated.
Section 8.5     Governmental Order. No Governmental Order shall have been issued and be in effect, and no Action shall be pending before any Governmental Authority or arbitrator which has the effect, or would have the effect if determined adversely, of (A) restraining or preventing consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (B) causing any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded, or subject to rescission, following consummation.

ARTICLE IX
SURVIVAL

Section 9.1     Survival of Representations, Warranties, Covenants and Certain Indemnities.
(a)    The representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date, except that the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.28, Section 4.1, Section 4.2, Section 4.7, Section 4.8 and Section 4.10 shall survive the Closing indefinitely and shall not terminate prior to the expiration of the applicable statute of limitations.
(b)    Unless a specified period is set forth in this Agreement (in which event such specified period will control), covenants and agreements to be performed following the Closing shall survive the Closing and remain in effect until fully performed to the extent such covenants and agreements are to be performed following the Closing, and covenants and agreements to be fully performed at or prior to the Closing shall not survive the Closing.
(c)    Notwithstanding anything to the contrary in this Section 9.1, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
ARTICLE X
INDEMNIFICATION AND OTHER RIGHTS

Section 10.1     Obligation to Indemnify.
(a)    Subject to the limitations on survival set forth in ARTICLE IX and to the limitations set forth in this ARTICLE X, Seller agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates (including the Transferred Companies), successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Purchaser Indemnified Party to the extent arising from:

(i)    any breach of or inaccuracy in the representations and warranties made by Seller contained in ARTICLE III hereof or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or
(ii)    any breach, nonfulfillment or default in the performance of any of the covenants, agreements or obligations of Seller contained in this Agreement.
(b)    Subject to the limitations on survival set forth in ARTICLE IX and to the limitations set forth in this ARTICLE X, Purchaser agrees to indemnify, defend and hold harmless Seller and its respective directors, officers, employees, Affiliates, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Seller Indemnified Party to the extent arising from:
(i)    any breach of or inaccuracy in the representations and warranties made by Purchaser contained in ARTICLE IV or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement;
(ii)    any breach, nonfulfillment or default in the performance of any of the covenants, agreements or obligations of Purchaser or AFG contained in this Agreement; or
(iii)    the ownership and operation of the Business from and after the Closing.
Section 10.2     Claims Notice.
(a)    In the event that any Purchaser Indemnified Party or Seller Indemnified Party forms an intention to assert a claim for indemnification hereunder arising from a claim or demand made, or an Action or investigation instituted, by any Person not either a party to this Agreement or an Affiliate of a party to this Agreement that may result in a Loss for which indemnification may be claimed under this ARTICLE X (a “Third Party Claim”), such party seeking indemnification (the “Indemnified Party”) shall, as promptly as practicable after forming such intention, give written notice (a “Claims Notice”) to the other party (the “Indemnifying Party”). Such Claims Notice shall specify in detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligations except and only to the extent such failure or other actions taken by the Indemnified Party shall actually prejudice an Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if a Claims Notice containing the information specified above is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 9.1.
(b)    Subject to the provisions of this Section 10.2(b), upon receipt of a Claims Notice the Indemnifying Party shall have the right to assume the defense and control of Third Party Claims. In the event the Indemnifying Party exercises such right to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of Third Party Claims with its own counsel and at its own expense, provided, however, that if the representation of the Indemnified Party and the Indemnifying Party by the same counsel creates a conflict of interest under applicable standards of professional conduct of attorneys or materially prejudices the defense or prosecution of the defenses available to the Indemnified Party, then the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel employed by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall cooperate fully and in good faith with the Indemnified Party in the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a Producer or customer of any Transferred Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. Any election by an Indemnifying Party to assume the defense of a Third Party Claim must be delivered by the Indemnifying Party to the Indemnified Party within fifteen (15) Business Days after receipt of the Indemnified Party’s Claims Notice, and failure on the part of the Indemnifying Party to send such notice within such fifteen (15) Business Day period shall be deemed an election not to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, then the Indemnified Party shall, and shall cause each of its directors, officers, employees, agents, representatives, Affiliates and permitted assigns to, cooperate fully with the Indemnifying Party in the defense of any such Third Party Claim, which cooperation shall include designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, using reasonable efforts to make witnesses available, and providing records and documents to the extent such witnesses, records and documents are relevant to the Third Party Claim.
(c)    The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 10.2(a), without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment:
(i)    provides solely for the payment of money,
(ii)    does not impose an injunction or other equitable relief upon the Indemnified Party,
(iii)    provides a complete and unconditional release of, or dismissal with prejudice of claims against, any Indemnified Party potentially affected by such Third Party Claim from all matters that were asserted in connection with such claims, and
(iv)    does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party.
Section 10.3     Procedures for Direct Claims. In the event any Indemnified Party shall form an intention to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnifying Party, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party as promptly as practicable after forming such intention. Such notice shall specify in detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligation except and only to the extent such failure or other action taken by the Indemnified Party shall actually prejudice the Indemnifying Party, provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if the written notice described in this Section 10.3 is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 9.1.
Section 10.4     Indemnification Payments. Any payment arising under this Article X shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing; provided that such payments shall be made, without duplication, only to Purchaser or Seller, as the case may be.

Section 10.5     Limitations on Indemnification Obligations. In addition to any other limitations contained in ARTICLE IX and ARTICLE X hereof, the obligations of Seller and Purchaser to indemnify any Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, are subject to, and limited by, the following:
(a)    Seller shall be obligated to provide indemnification pursuant to Section 10.1(a)(i) only if the aggregate dollar amount of Losses with respect to all misrepresentations and breaches of warranty referred to in Section 10.1(a)(i) exceeds an amount equal to 1.5% of the Purchase Price as finally adjusted in accordance with Section 2.4 (the “Deductible”), and then only for the amount of Losses in excess of the Deductible; provided that Seller shall not be obligated to provide indemnification pursuant to Section 10.1(a)(i) if the dollar amount of any Loss resulting from a single claim or aggregated claims arising out of related facts, events or circumstances in connection with the breach of a representation or warranty is less than $15,000 and any such Loss or Losses shall not count towards the Deductible.
(b)    The maximum aggregate liability of Seller for indemnification for all Losses pursuant to Section 10.1(a)(i) shall be an amount equal to 22.5% of the Purchase Price as finally adjusted in accordance with Section 2.4.
(c)    Each Indemnified Party shall be obligated to use its reasonable best efforts to mitigate the amount of any Losses for which it is entitled to seek indemnification hereunder.
(d)    The amount of any indemnification payments finally determined to be due to an Indemnified Party pursuant to this ARTICLE X or ARTICLE VI shall be calculated taking into account any Income Tax benefits actually recognized as a result of the Loss as to which such payment is made (net of any Income Tax detriment actually recognized in respect of the receipt of such payments) by such Indemnified Party. The Indemnified Party shall use its commercially reasonable efforts to contest any effort by a Governmental Authority to disallow any such net Income Tax benefits or to otherwise avoid such net Income Tax benefits becoming unavailable; notwithstanding the foregoing, to the extent any such net Income Tax benefit is subsequently finally determined to be disallowed or otherwise unavailable to the Indemnified Party, the Indemnified Party may recover the disallowed or unavailable amount from the Indemnifying Party.
(e)    Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the

Indemnified Party against any third party in respect of the Loss to which the payment relates. Each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
(f)    The amount of any Losses sustained by an Indemnified Party and owed by an Indemnifying Party shall be reduced by any amount to which such Indemnified Party actually receives with respect thereto under any insurance or reinsurance coverage, or from any other party alleged to be responsible therefor (taking into account any costs, expenses, and increased premiums incurred by the Indemnified Party or its Affiliates as a direct result of the pursuit or recovery of such amounts). The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility. If the Indemnified Party receives an amount under insurance or reinsurance coverage or from such other party with respect to Losses sustained at any time subsequent to any indemnification actually having been paid pursuant to this ARTICLE X, then such Indemnified Party shall promptly reimburse by that amount the applicable Indemnifying Party for any such indemnification payment actually made by such Indemnifying Party.
(g)    Purchaser acknowledges and agrees that, notwithstanding anything to the contrary contained in ARTICLE III of this Agreement, Seller makes no representation, warranty, guaranty or covenant regarding, and shall have no obligation to indemnify Purchaser Indemnified Parties with respect to any Losses attributable to, (i) any changes in the level of risk-based capital that may be required to be held by any Transferred Company with respect to the liabilities and obligations arising under Insurance Contracts issued or assumed by such Transferred Company, or (ii) any change in Applicable Law, or in the interpretation, application or administration of Applicable Law, following the Closing Date.
(h)    For the avoidance of doubt, Seller shall be under no obligation to indemnify any Purchaser Indemnified Party for any Losses to the extent reflected on the Closing Statement.
(i)    Purchaser shall be obligated to provide indemnification pursuant to Section 10.1(b)(i) only if the aggregate dollar amount of Losses with respect to all misrepresentations and breaches of warranty referred to in Section 10.1(b)(i) exceeds an amount equal to 1.5% of the Purchase Price as finally adjusted in accordance with Section 2.4, and then only for the amount of Losses in excess of the Deductible; provided that Purchaser shall not be obligated to provide indemnification pursuant to Section 10.1(b)(i) if the dollar amount of any Loss resulting from a single claim or aggregated claims arising out of related facts, events or circumstances in connection with the breach of a representation or warranty is less than $15,000 and any such Loss or Losses shall not count towards the Deductible.
Section 10.6     Exclusive Remedy. If the Closing occurs, the indemnities provided for in this ARTICLE X and in ARTICLE VI shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the parties hereto hereby waive. The provisions of this Section 10.6 will not, however, prevent or limit a cause of action (a) under Section 12.10 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including but not limited to, the terms and provisions of Section 5.14, (b) under Section 2.4(e) to enforce any decision or determination of the Transaction Consultant or (c) arising out of fraud.
ARTICLE XI
TERMINATION PRIOR TO CLOSING

Section 11.1     Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)    by Seller or Purchaser in writing, if there shall be any Order of any Governmental Authority binding on Purchaser or Seller, which prohibits or restrains Purchaser or Seller from consummating the transactions contemplated hereby; provided that Purchaser or Seller, as the case may be, shall have used its commercially reasonable efforts to have any such Order lifted and the same shall not have been lifted by the Outside Date;
(b)    by either of Seller or Purchaser in writing, if the Closing has not occurred on or before the last day of the month in which the 6-month anniversary of the Contract Date occurs (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or any of its Affiliates) materially to perform each of its obligations under this Agreement required to be performed by it on or prior to the Closing

Date; provided, however, that if the Closing hereunder has not occurred due solely to the failure of a party to receive a required consent or approval from a Governmental Authority, the parties agree to extend the Outside Date to the last day of the month that is three (3) months after the month in which the Outside Date occurs and to continue to use their respective reasonable best efforts to obtain such consent or approval;
(c)    by Purchaser, if there has been any failure on the part of Seller to comply with or perform any of its respective agreements, covenants or obligations hereunder, including without limitations those set forth in ARTICLE VII hereof, and such failure has had or would reasonably be expected to have a Business Material Adverse Effect and such noncompliance or nonperformance shall not have been:
(i)    cured or eliminated within fifteen (15) Business Days following receipt by Seller of written notice thereof from Purchaser; or
(ii)    waived by Purchaser on or before the Closing Date;
(d)    by Seller, if there has been any failure on the part of Purchaser to comply with or perform any of its agreements, covenants or obligations hereunder and such failure has had or could reasonably be expected to have a Purchaser Material Adverse Effect, and such noncompliance or nonperformance shall not have been:
(i)    cured or eliminated by Purchaser within fifteen (15) Business Days following receipt by Purchaser of written notice thereof from Seller; or
(ii)    waived by Seller on or before the Closing Date; or
(e)    at any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser.
Section 11.2     Survival. If this Agreement is terminated as described above, this Agreement shall become null and void and of no further force and effect, except that:
(a)    In the event of such a termination because of any intentional breach, the breaching party shall be liable to the other party for all Losses and damages arising directly from such breach; and

(b)    the obligations arising under this Section 11.2 and the provisions of Sections 1.1, 1.2, 1.3, Section 12.1-Section 12.7 (inclusive), 12.10 and 12.12-12.16 (inclusive) hereof shall remain in full force and effect.

ARTICLE XII
MISCELLANEOUS

Section 12.1     Publicity. Except as may otherwise be required by Applicable Law, no release or announcement concerning this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be made by Purchaser without the prior written approval of Seller or by Seller without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. The parties hereto shall cooperate with each other in making any release or announcement.
Section 12.2     Confidentiality. In addition and subject to the covenants and limitations contained in Section 5.4 hereof, the parties agree that, other than as agreed or as required to implement the transactions contemplated hereby, the parties will keep confidential the terms and conditions of this Agreement and the Ancillary Agreements, including the Exhibits and Schedules hereto and thereto, and any written, oral or other information related to the negotiation hereof and thereof, except (a) as otherwise required by Applicable Law (including pursuant to the rules of any stock exchange or self-regulatory organization on which the securities of a relevant party are listed) or (b) disclosure to a Governmental Authority that is determined to be advisable in the reasonable judgment of the disclosing party.
Section 12.3     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:
(a)    if to Seller:
Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: Steven Zagoren

Liberty Mutual Group Inc.
175 Berkeley Street
Boston, MA 02116
Attention: Richard P. Quinlan, Senior Vice President and Deputy General Counsel

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 909-6836
Telephone: (212) 909-6000
Attention: Nicholas F. Potter, Esq.

(b)    if to Purchaser:
General Counsel
Great American Holding, Inc.
301 East Fourth Street
Cincinnati, OH 45202
Fax: (513) 369-5631
Telephone: (513) 369-5611
Attention: Vito C. Peraino, Esq., Senior Vice President
with a copy (which shall not constitute notice) to:
Office of Chief Financial Officer
American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202
Fax: (513) 369-5631
Telephone: (513) 369-3696
Attention: Joseph E. (Jeff) Consolino, Executive Vice President and Chief Financial Officer

with a copy (which shall not constitute notice) to:
Keating Muething & Klekamp PLL
1 East Fourth Street, Suite 1400
Cincinnati, Ohio 45202
Fax: (513) 579-6457
Telephone: (513) 579-6456
Attention: D. Brock Denton, Esq.
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
Section 12.4     Entire Agreement. This Agreement (and the Ancillary Agreements, the Confidentiality Agreement and the other agreements contemplated hereby and thereby, and the Exhibits and Schedules hereto and thereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Without limiting the generality of the foregoing sentence, the only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement and the Schedules and Exhibits hereto. Information disclosed to Purchaser in the Confidential Information Memorandum, the electronic data room, any management presentation or any other information provided to Purchaser or any of its Affiliates shall not form the basis for any claim against Seller or any of its respective Affiliates, officers, directors, employees, advisors, agents or representatives. The inclusion of any item in the schedules or exhibits hereto is not evidence of the materiality of such item for the purposes of this Agreement or any other purpose, and shall not be considered as evidence that such item was required to be disclosed therein.
Section 12.5     Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement and the Ancillary Agreements may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or thereto, as applicable, or, in the case of a waiver, in a written instrument signed by the party waiving compliance. No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, including Section 10.6 hereof, or in the Ancillary Agreements, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
Section 12.6     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws.

Section 12.7     Consent to Jurisdiction; Waiver of Jury Trial.
(a)    All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 12.3 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 12.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(b)    EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Section 12.8     Seller Disclosure Letter and Purchaser Disclosure Letter. Disclosure of any fact or item in any section of the Seller Disclosure Letter or the Purchaser Disclosure Letter referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section and this relevance is apparent on the face of such disclosure, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears. Disclosure of any fact or item in any section of the Seller Disclosure Letter or the Purchaser Disclosure Letter shall not necessarily mean that such item or fact is material to the business or financial condition of (i) the Transferred Companies individually or taken as a whole or (ii) the Purchaser, as applicable.

Section 12.9     Binding Effect; Assignment. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein or in the Ancillary Agreements, neither this Agreement nor any Ancillary Agreement, nor any right or obligation hereunder or thereunder, may be assigned by any party (in whole or in part) without the prior written consent of the other parties hereto; provided, however, that with notice to Seller, Purchaser may assign its rights and obligations hereunder to an Affiliate, with the consent of Purchaser not to be unreasonably withheld, delayed or conditioned; provided, further, that no such assignment shall release Purchaser from any of its obligations hereunder.
Section 12.10     Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 12.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.7, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.
Section 12.12     Interpretation. This Agreement shall be interpreted and enforced in accordance with the provisions hereof without the aid of any canon, custom or rule of law requiring or suggesting constitution against the party causing the drafting of the provision in question.
Section 12.13     No Third Party Beneficiaries. Other than the rights granted to the Purchaser Indemnified Parties and the Seller Indemnified

Parties under ARTICLE X, nothing in this Agreement or the Ancillary Agreements is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or the Ancillary Agreements or any provision contained herein or therein.
Section 12.14     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
Section 12.15     Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
Section 12.16     Dollar References. All dollar references in this Agreement are to the currency of the United States.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LIBERTY MUTUAL GROUP INC.

By: /s/ Steven M. Zagoren
Name: Steven M. Zagoren
Title: Vice President

GREAT AMERICAN HOLDING, INC.

By: /s/ Vito C. Peraino
Name: Vito C. Peraino
Title: Senior Vice President

AMERICAN FINANCIAL GROUP, INC.
(for the purpose of Section 4.6 only)

By: /s/ Joseph E. (Jeff) Consolino
Name: Joseph E. (Jeff) Consolino
Title: Executive Vice President
and Chief Financial Officer

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